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Pursuant to Rule 424(b)(3)
Registration No. 333-135716

The information in this prospectus supplement and the accompanying prospectus is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion
Preliminary Prospectus Supplement dated February 3, 2009

PROSPECTUS SUPPLEMENT

(To Prospectus dated July 12, 2006)

4,000,000 Shares

Common Shares of Beneficial Interest

We are offering 4,000,000 of our common shares of beneficial interest.

Our common shares are listed on the New York Stock Exchange under the symbol "SNH". The last reported sale price of our common shares on February 2, 2009, was $17.24 per share.

Investing in our common shares involves risks that are described in the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2007.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public offering price	$	$

Underwriting discounts and commissions	$	$

Proceeds, before expenses, to us	$	$

The underwriters may also purchase from us up to an additional 600,000 of our common shares at the public offering price, less underwriting discounts and commissions, to cover over-allotments, if any, within 30 days from the date of this prospectus supplement. If the underwriters exercise the option in full, the total discounts and commissions will be $             , and the total proceeds, before expenses, to us will be $             .

The underwriters are offering our common shares as described in "Underwriting". The shares will be ready for delivery on or about February     , 2009.

Joint Book-Running Managers

UBS Investment Bank	Citi	Morgan Stanley

Co-Lead Managers

Wachovia Securities	RBC Capital Markets

Co-Managers

Robert W. Baird & Co.

Janney Montgomery Scott LLC

Morgan Keegan & Company, Inc.

Oppenheimer & Co.

The date of this prospectus supplement is February     , 2009.

In this prospectus supplement, the terms "SNH", "Senior Housing", "we", "us", and "our" include Senior Housing Properties Trust and its consolidated subsidiaries unless otherwise expressly stated or the context otherwise requires. References in this prospectus supplement to "shares" mean our common shares of beneficial interest.

Unless otherwise stated, we have assumed throughout this prospectus supplement that the underwriters' over-allotment option is not exercised.

You should rely only on the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus, as well as information we previously filed with the Securities and Exchange Commission, or the SEC, and incorporated by reference, is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

Incorporation of certain information by reference

The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to documents previously filed with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement, and information that we subsequently file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below which were filed with the SEC under the Securities Exchange Act of 1934, as amended, or the Exchange Act:

–>
Our Annual Report on Form 10-K for the year ended December 31, 2007 (as amended by our Annual Report on Form 10-K/A for the year ended December 31, 2007 filed on March 14, 2008);

–>
Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008;

–>
Our Current Reports on Form 8-K dated on February 21, 2008, March 28, 2008, May 9, 2008 (as amended by our Current Report on Form 8-K/A filed on May 23, 2008), June 2, 2008 (as amended by our Current Report on Form 8-K/A filed on June 3, 2008), June 3, 2008, June 12, 2008, July 7, 2008, August 12, 2008 (as amended by our Current Report on Form 8-K/A filed on September 29, 2008), December 17, 2008, December 24, 2008, January 9, 2009, January 30, 2009 and February 3, 2009;

–>
The description of our junior participating preferred share rights contained in our registration statement on Form 8-A (File No. 001-15319), filed on March 18, 2004; and

–>
The description of our common shares contained in our registration statement on Form 8-A (File No. 001-15319), filed on September 22, 1999.

We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus supplement but before the termination of the offering of the common shares:

–>
Reports filed under Sections 13(a) and (c) of the Exchange Act;

–>
Definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent shareholders' meeting; and

–>
Any reports filed under Section 15(d) of the Exchange Act.

You may request a copy of any of these filings (excluding exhibits other than those which we specifically incorporate by reference in this prospectus supplement or the accompanying prospectus), at no cost, by writing, emailing or telephoning us at the following address:

Investor Relations
Senior Housing Properties Trust
400 Centre Street
Newton, Massachusetts 02458
(617) 796-8234
info@snhreit.com

ii

Prospectus supplement summary

This summary may not contain all of the information that is important to you. You should carefully read this entire prospectus supplement and the accompanying prospectus. You should also read the documents referred to in "Incorporation of certain information by reference".

OUR COMPANY

We are a real estate investment trust, or REIT, which invests in senior living properties, including apartment buildings for aged residents, independent living properties, assisted living facilities, nursing homes, wellness centers and medical office, clinic and biotech laboratory buildings. As of February 2, 2009, we owned 272 properties located in 34 states and Washington, D.C. with a book value of $2.8 billion before depreciation. Ninety percent (90%) of our rents come from properties where a majority of the charges are paid from private resources. As of February 2, 2009, the annual rents from our properties totaled $281.1 million and were paid by tenants as shown in the following chart (dollars in thousands):

(1)
This lease is guaranteed by Marriott International, Inc.

(2)
This lease is guaranteed by Brookdale Senior Living, Inc.

DISTRIBUTIONS

We pay regular quarterly distributions to our shareholders. On October 1, 2008, we declared a quarterly distribution of $0.35 per common share, which was paid on November 14, 2008 to our shareholders of record as of the close of business on October 17, 2008. On January 7, 2009, we declared a dividend of $0.35 per common share for the period ended December 31, 2008, to be paid on or about February 13, 2009 to our shareholders of record as of the close of business on January 22, 2009. Shareholders who purchase shares in this offering will not receive this distribution. We expect the next quarterly distribution for the period ending March 31, 2009, to be declared in April 2009 and paid in May 2009. Shareholders who purchase shares in this offering and continue to hold their shares through the record date for the May 2009 distribution will receive a full quarterly distribution.

RECENT DEVELOPMENTS

Since January 1, 2008, the following material events affecting us have occurred:

–>
Issuance of 25.8 million common shares.    In February 2008, we issued 6.2 million of our common shares, raising net proceeds of $129.4 million. In June 2008, we issued 19.6 million of our common shares, raising net proceeds of $393.7 million. We used the net proceeds from these offerings to repay borrowings outstanding on our revolving credit facility, to fund acquisitions of properties described below and for general business purposes.

–>
Purchase of 30 senior living communities for $379.3 million.    During the year ended December 31, 2008, we purchased 30 senior living properties with a total of 2,504 units for approximately $379.3 million, including closing costs, from eight unaffiliated parties. We leased these properties to Five Star Quality Care Inc., or Five Star, for initial rent of $30.3 million. Percentage rent, based on increases in gross revenues at these properties, will commence in 2010. We funded these acquisitions using cash on hand, proceeds from equity issuances, borrowings under our revolving credit facility and by assuming 15 mortgage loans maturing in 2017 on eight of these properties for $50.5 million at a weighted average interest rate of 6.5% per annum.

–>
Completed and pending purchases of 48 medical office, clinic and biotech laboratory buildings.    In May 2008, we entered into a series of agreements to acquire 48 medical office, clinic and biotech laboratory buildings, or MOBs, from HRPT Properties Trust, or HRPT, for an aggregate purchase price of approximately $565.0 million. These buildings are approximately 98% leased to 220 tenants for an average lease term of 6.7 years. We have acquired 38 of these buildings and expect the closings of the remaining acquisitions to occur in 2010. In addition, we also acquired rights of first refusal to purchase any of 45 additional buildings (containing approximately 4.6 million square feet of rental space) that are leased to tenants in medical related business which the seller will continue to own after these transactions. Because we and the seller are both managed by Reit Management & Research LLC, or RMR, the terms of these transactions were negotiated by special committees of our and the seller's board of trustees composed solely of Independent Trustees of each company.

In June 2008, we acquired five medical office, clinic and biotech laboratory buildings from HRPT pursuant to these agreements for approximately $83.8 million, excluding closing costs. In July 2008, we acquired three additional medical office and clinic properties from HRPT for approximately $39.1 million, excluding closing costs. In August 2008, we acquired 20 additional clinics from HRPT for approximately $109.9 million, excluding closing costs. In October 2008, we acquired one additional medical office building from HRPT for approximately $29.8 million, excluding closing costs. In December 2008, we acquired eight additional MOBs from HRPT for approximately $84.2 million, excluding closing costs. In January 2009, we acquired one additional clinic from HRPT for approximately $19.3 million, excluding closing costs. We funded these acquisitions using cash on hand and by assuming three mortgage loans on two properties totaling $10.8 million with a weighted average interest rate of 7.1% per annum.

Our obligations to complete the remaining purchases are subject to various conditions typical of commercial real estate purchases. We can provide no assurance that we will purchase all of these buildings or that the remaining purchases will be completed as scheduled.

–>
Master lease restructuring with Five Star.    In June 2008, we realigned our three leases with Five Star. Lease no. 1 now includes 100 properties, including nine properties acquired during the first quarter of 2008 as described above. This lease includes independent living communities, assisted living communities and skilled nursing facilities, and expires in 2022. Lease no. 2 now includes 32 properties, including independent living communities, assisted living communities, skilled nursing facilities and two rehabilitation hospitals, and expires in 2026. Lease no. 3 now includes 44 properties, including 21 properties acquired during 2008 as described above. This lease includes independent living communities, assisted living communities and skilled nursing facilities, and expires in 2024. The rent payable by Five Star to us was unchanged as a result of this lease realignment and the increased rent payable became the greater of 8.0% per annum or the ten-year Treasury rate plus 300 basis points but not to exceed 11.5%.

–>
Sale of three assisted living properties for $21.4 million.    In July 2008, we sold three assisted living properties with 259 living units that were formerly operated by NewSeasons Assisted Living Communities, Inc., or NewSeasons, to Five Star for $21.4 million. Five Star also assumed the NewSeasons and Independence Blue Cross lease obligations to us for the remaining seven properties that were formerly operated by NewSeasons. The rent payable by Five Star for these seven properties is approximately $7.6 million per annum under a separate lease between us and Five Star which we refer to as our Five Star lease no. 4 in the chart above.

–>
Purchase of four wellness centers for $100.0 million.    In August 2008, we purchased four wellness centers for approximately $100.0 million from an unaffiliated party. We leased these wellness centers to Life Time Fitness, Inc. for initial rent of $9.1 million, plus rent increases of 10% every five years. This lease has a current term expiring in 2028, plus renewal options. We funded this acquisition using cash on hand and borrowings under our revolving credit facility.

–>
Purchase of one medical office building for $18.6 million.    In September 2008, we purchased one medical office building for approximately $18.6 million from an unaffiliated party. This building is currently 100% leased to 12 tenants for an average lease term of 6.5 years. We funded this acquisition using cash on hand and borrowings under our revolving credit facility.

–>
Insurance investment.    We and other companies managed by RMR are in the process of organizing a full line insurance company under Indiana law. We intend to invest approximately $5 million and to own approximately 16.7% of this insurance company. We may invest up to an additional $5 million in this insurance company if the expansion of this insurance business requires additional capital, so that we may maintain our percentage ownership of this company. Over time we expect to transfer some or all of our insurance business to this company. By participating in this insurance business with RMR and the other companies affiliated with RMR, we expect that we may benefit financially by possibly reducing insurance expenses and/or by having our pro-rata share of the profits realized by this insurance business.

–>
Additional financing.    We are currently negotiating terms of a mortgage financing that will be sold to Fannie Mae in an amount of approximately $500 million. We may determine not to continue to pursue the financing or to pursue other financings, in that amount or in a materially higher or lower amount, and in any event there can be no assurance that the financing will occur, particularly in view of current conditions in the debt capital markets.

–>
Trustee resignation and election.    On January 7, 2009, Frank J. Bailey, one of our independent trustees, notified our board of trustees of his resignation from the board effective as of January 30, 2009. Mr. Bailey advised the board that the resignation was in connection with his recent appointment to serve as a United States Bankruptcy Judge for the District of Massachusetts. On January 30, 2009, our board of trustees elected Jeffrey P. Somers, a member of the law firm of Morse Barnes-Brown Pendleton, as an independent trustee to fill the vacancy created by Mr. Bailey's resignation.

ORGANIZATION AND PRINCIPAL PLACE OF BUSINESS

We are organized as a Maryland real estate investment trust. Our principal place of business is 400 Centre Street, Newton, Massachusetts 02458 and our telephone number is (617) 796-8350.

The offering

Shares being offered by us	4,000,000 shares
Shares to be outstanding after the offering	118,542,584 shares
Use of proceeds

We estimate that our net proceeds from this offering will be $65.95 million (assuming a public offering price of $17.24 per share). If the underwriters exercise their over-allotment option in full, we estimate that our net proceeds will be approximately $75.88 million. We intend to apply our net proceeds from this offering to the repayment of borrowings outstanding under our revolving credit facility and for general business purposes, including funding in part the pending acquisitions described above or possible future acquisitions of properties.

New York Stock Exchange symbol	SNH

The number of our shares to be outstanding after this offering is based on the number of shares outstanding on February 2, 2009. If the underwriters exercise their over-allotment option, we will sell up to an additional 600,000 shares.

Warning regarding forward looking statements

THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, INCLUDING THE DOCUMENTS THAT ARE INCORPORATED BY REFERENCE, CONTAIN STATEMENTS WHICH CONSTITUTE FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND OTHER FEDERAL SECURITIES LAWS. ALSO, WHENEVER WE USE WORDS SUCH AS "BELIEVE," "EXPECT," "ANTICIPATE," "INTEND," "PLAN," "ESTIMATE," OR SIMILAR EXPRESSIONS, WE ARE MAKING FORWARD LOOKING STATEMENTS. THESE FORWARD LOOKING STATEMENTS ARE BASED UPON OUR PRESENT INTENT, BELIEFS OR EXPECTATIONS. FORWARD LOOKING STATEMENTS ARE NOT GUARANTEED TO OCCUR AND MAY NOT OCCUR. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE CONTAINED IN OR IMPLIED BY OUR FORWARD LOOKING STATEMENTS AS A RESULT OF VARIOUS FACTORS. IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN FORWARD LOOKING STATEMENTS ARE:

–>
ALTHOUGH WE CURRENTLY INTEND TO PAY FUTURE DISTRIBUTIONS TO SHAREHOLDERS, FOR THE REASONS DISCUSSED UNDER "ITEM 1A. RISK FACTORS" IN OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2007 OR FOR OTHER REASONS, OUR FUTURE DISTRIBUTIONS MAY DECLINE OR BE ELIMINATED.

–>
ALTHOUGH THIS PROSPECTUS STATES THAT WE HAVE AGREED TO PURCHASE CERTAIN MEDICAL OFFICE, CLINIC AND BIOTECH LABORATORY BUILDINGS, OUR OBLIGATION TO COMPLETE THESE PURCHASES IS SUBJECT TO VARIOUS CONDITIONS TYPICAL OF LARGE COMMERCIAL REAL ESTATE PURCHASES. AS A RESULT OF ANY FAILURE OF THESE CONDITIONS, SOME OF THE PROPERTIES MAY NOT BE PURCHASED OR SOME OF THESE PURCHASES MAY BE ACCELERATED OR DELAYED.

–>
THIS PROSPECTUS SUPPLEMENT STATES THAT WE EXPECT TO BENEFIT FINANCIALLY BY PARTICIPATING IN THE FORMATION OF A FULL LINE INSURANCE COMPANY BEING ORGANIZED BY RMR AND COMPANIES MANAGED BY RMR. IN FACT, PARTICIPATION IN AN INSURANCE BUSINESS INVOLVES POTENTIAL FINANCIAL RISKS AND REWARDS TYPICAL OF ANY START UP BUSINESS VENTURE. ACCORDINGLY, OUR EXPECTED FINANCIAL BENEFITS FROM OUR INVESTMENT IN THIS INSURANCE COMPANY MAY BE DELAYED OR MAY NOT OCCUR.

–>
RECENT CAPITAL MARKET CONDITIONS HAVE BEEN CHALLENGING. THE AVAILABILITY AND COST OF CREDIT HAVE BEEN AND MAY CONTINUE TO BE ADVERSELY AFFECTED BY ILLIQUID CAPITAL MARKETS AND WIDE CREDIT SPREADS, AND EQUITY MARKETS HAVE BEEN EXTREMELY VOLATILE. WHILE WE BELIEVE WE WILL HAVE ACCESS TO VARIOUS TYPES OF FINANCINGS, INCLUDING DEBT OR EQUITY OFFERINGS, TO FUND OUR FUTURE ACQUISITIONS AND TO PAY OUR DEBTS AND OTHER OBLIGATIONS, THERE CAN BE NO ASSURANCE THAT WE WILL BE ABLE TO COMPLETE ANY DEBT OR EQUITY OFFERINGS OR THAT OUR COST OF ANY FUTURE PUBLIC OR PRIVATE FINANCINGS WILL BE REASONABLE. IF CURRENT MARKET CONDITIONS CONTINUE OR WORSEN, ONE OR MORE LENDERS UNDER OUR REVOLVING CREDIT FACILITY MAY BE UNABLE OR UNWILLING TO FUND ADVANCES WHICH WE REQUEST OR WE MAY NOT BE ABLE TO ACCESS ADDITIONAL CAPITAL. IMPACTS SUCH AS THESE WOULD IMPAIR OUR ABILITY TO MAKE FUTURE

  ACQUISITIONS AND MAKE OUR CURRENT GROWTH PLANS UNACHIEVABLE. ALSO, THE CURRENT MARKET CONDITIONS HAVE LED TO MATERIALLY INCREASED CREDIT SPREADS WHICH, IF THEY CONTINUE, MAY RESULT IN MATERIAL INCREASES IN INDEXES, SUCH AS LIBOR, WHICH DETERMINE THE INTEREST RATE UNDER OUR FLOATING RATE DEBTS AND OUR COSTS WHEN WE REFINANCE OUR FIXED RATE DEBTS MAY MATERIALLY INCREASE. THESE INTEREST COST INCREASES COULD HAVE A MATERIAL AND ADVERSE IMPACT ON OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

–>
ALTHOUGH WE STATE THAT WE ARE CURRENTLY NEGOTIATING TERMS OF A MORTGAGE FINANCING THAT WILL BE SOLD TO FANNIE MAE IN AN AMOUNT OF APPROXIMATELY $500 MILLION, WE MAY DETERMINE NOT TO CONTINUE TO PURSUE THE FINANCING OR TO PURSUE OTHER FINANCINGS, IN THAT AMOUNT OR IN A MATERIALLY HIGHER OR LOWER AMOUNT, AND IN ANY EVENT THERE CAN BE NO ASSURANCE THAT THE FINANCING WILL OCCUR, PARTICULARLY IN VIEW OF CURRENT CONDITIONS IN THE DEBT CAPITAL MARKETS.

–>
OTHER RISKS MAY ADVERSELY IMPACT US, AS DESCRIBED MORE FULLY UNDER "ITEM 1A. RISK FACTORS" IN OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2007.

YOU SHOULD NOT PLACE UNDUE RELIANCE UPON FORWARD LOOKING STATEMENTS. EXCEPT AS REQUIRED BY APPLICABLE LAW, WE UNDERTAKE NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD LOOKING STATEMENTS AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

Price range of common shares

Our shares are listed on the New York Stock Exchange under the symbol "SNH". The following table shows the high and low sale prices per share of our shares for the periods indicated as reported on the New York Stock Exchange:

	High	Low

Fiscal year ended December 31, 2007
First quarter	$26.83	$21.75
Second quarter	24.83	20.10
Third quarter	22.85	16.22
Fourth quarter	24.66	19.20
Fiscal year ended December 31, 2008
First quarter	$25.21	$18.01
Second quarter	25.08	19.21
Third quarter	24.98	18.82
Fourth quarter	23.66	9.82
Fiscal year ending December 31, 2009
First quarter (through February 2, 2009)	$18.45	$13.56

The last reported sale price for our shares on February 2, 2009 was $17.24 per share.

Use of proceeds

We estimate that our net proceeds from this offering, after deducting the underwriting discount and other estimated offering expenses, will be $65.95 million, assuming a public offering price of $17.24 per share. If the underwriters exercise their over-allotment option in full, we estimate that our net proceeds will be approximately $75.88 million. We intend to apply our net proceeds from this offering to the repayment of borrowings outstanding under our revolving credit facility and for general business purposes, including funding in part the pending acquisitions described above or possible future acquisitions of properties. Affiliates of some of the underwriters are our lenders under our revolving credit facility and will receive a portion of the net proceeds from this offering used to reduce amounts outstanding thereunder. Our revolving credit facility matures in December 2010, subject to an extension to December 2011 at our option upon payment of a fee. At February 3, 2009, the weighted average interest payable on our revolving credit facility was 1.34% per year and the amount outstanding was $261.0 million. Amounts repaid under the facility may be reborrowed in the future. We used a portion of the borrowings to be repaid under our revolving credit facility to fund part of the acquisitions in 2008 and for general working capital needs.

Depending on market conditions at the time of pricing of this offering and other considerations, we may sell fewer or more shares than the number set forth on the cover page of this prospectus supplement.

Federal income tax and ERISA considerations

The following supplements and updates the summary of federal income tax considerations and Employee Retirement Income Security Act of 1974, as amended, or ERISA, considerations relating to the acquisition, ownership and disposition of our shares contained in our Annual Report on Form 10-K for the year ended December 31, 2007, or our 2007 Annual Report. Our 2007 Annual Report is incorporated in this prospectus supplement by reference. Sullivan & Worcester LLP, Boston, Massachusetts, has rendered a legal opinion that the discussions in this section and in the sections of our 2007 Annual Report captioned "Federal Income Tax Considerations" and "ERISA Plans, Keogh Plans and Individual Retirement Accounts" are accurate in all material respects and, taken together, fairly summarize the federal income tax and ERISA issues discussed in those sections, and the opinions of counsel referred to in those sections represent Sullivan & Worcester LLP's opinions on those subjects. Specifically, subject to qualifications and assumptions contained in its opinion and in our 2007 Annual Report, Sullivan & Worcester LLP has given opinions to the effect (1) that we have been organized and have qualified as a REIT under the Internal Revenue Code of 1986, as amended, or the Tax Code, for our 1999 through 2008 taxable years, and that our current investments and plan of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Tax Code, and (2) that under the "plan assets" regulations promulgated by the Department of Labor under ERISA, our shares are publicly offered securities and our assets will not be deemed to be "plan assets" under ERISA.

Subject to the detailed discussion contained in our 2007 Annual Report, we believe that we have qualified, and we intend to remain qualified, as a REIT under the Tax Code. As a REIT, we generally will not be subject to federal income tax on our net income distributed as dividends to our shareholders.

The Housing Assistance Tax Act of 2008 liberalized certain aspects of a REIT's qualification and taxation under the Tax Code; these statutory revisions are generally not expected to materially affect the federal income tax consequences of our operations or investments. However, while a REIT is generally limited in its ability to earn qualifying rental income from a taxable REIT subsidiary (as described in our 2007 Annual Report), the Housing Assistance Tax Act of 2008 permits a REIT to earn, for taxable years beginning after July 30, 2008, qualifying rental income from the lease of a qualified health care property to a taxable REIT subsidiary if an eligible independent contractor operates the facility. In certain future circumstances, we may find it advantageous to lease properties to one or more taxable REIT subsidiaries in this fashion.

Distributions to you generally will be includable in your income as dividends to the extent these distributions do not exceed allocable current or accumulated earnings and profits; distributions in excess of allocable current or accumulated earnings and profits generally will be treated for tax purposes as a return of capital to the extent of your basis in our shares, and will reduce your basis. Subject to the detailed discussion contained in our 2007 Annual Report, we intend to conduct our affairs so that our assets will not be deemed to be "plan assets" of any individual retirement account, employee benefit plan subject to Title 1 of ERISA, or other qualified retirement plan subject to Section 4975 of the Tax Code which acquires our shares.

Information reporting and backup withholding may apply to payments you receive on our shares, as described in our 2007 Annual Report. Amounts withheld under backup withholding are generally not an additional tax and may be refunded or credited against your federal income tax liability, provided that you furnish the required information to the Internal Revenue Service. The backup withholding rate is currently 28% and is scheduled to increase to 31% after 2010.

We encourage you to consult a professional tax advisor regarding the specific federal, state, local, foreign and other tax and ERISA consequences to you of the acquisition, ownership and disposition of our shares.

Underwriting

We are offering the shares described in this prospectus supplement through the underwriters named below. UBS Securities LLC, Citigroup Global Markets Inc. and Morgan Stanley & Co. Incorporated are the representatives of the underwriters, and are the joint book-running managers for this offering. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, each of the underwriters has severally agreed to purchase the number of shares listed next to its name in the following table:

Underwriters	Number of shares

UBS Securities LLC
Citigroup Global Markets Inc.
Morgan Stanley & Co. Incorporated
Wachovia Capital Markets, LLC
RBC Capital Markets Corporation
Robert W. Baird & Co. Incorporated
Janney Montgomery Scott LLC
Morgan Keegan & Company, Inc.
Oppenheimer & Co. Inc.

Total	4,000,000

The underwriting agreement provides that the underwriters must buy all of the shares listed above if they buy any of them. However, the underwriters are not required to take or pay for the shares covered by the underwriters' over-allotment option described below.

Our shares are offered subject to a number of conditions, including:

–>
receipt and acceptance of the shares by the underwriters; and

–>
the underwriters' right to reject orders in whole or in part.

In connection with this offering, certain of the underwriters and securities dealers may distribute prospectuses electronically.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. If we are unable to provide this indemnification, we will contribute to payments the underwriters may be required to make in respect of those liabilities.

OVER-ALLOTMENT OPTION

We have granted the underwriters an option to buy up to 600,000 additional shares. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this offering. The underwriters have 30 days from the date of this prospectus supplement to exercise this option. If the underwriters exercise the option, they will each purchase additional shares approximately in proportion to the amounts specified in the table above.

COMMISSIONS AND DISCOUNTS

Shares sold by the underwriters to the public will initially be offered at the initial offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $             per share from the initial public offering price. Any of these securities dealers may resell any shares purchased from the underwriters to other brokers

or dealers at a discount of up to $             per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

Sales of shares made outside of the United States may be made by affiliates of the underwriters.

Upon execution of the underwriting agreement, the underwriters will be obligated to purchase the shares at the prices and upon the terms stated therein, and, as a result, will thereafter bear any risk associated with changing the offering price to the public or other selling terms.

The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters assuming both no exercise and full exercise of the underwriters' option to purchase up to an additional 600,000 shares from us:

	No exercise	Full exercise

Per share	$	$
Total	$	$

We estimate that the total expenses of the offering payable by us, not including underwriting discounts and commissions, will be approximately $250,000.

NO SALES OF SIMILAR SECURITIES

We and our managing trustees and our executive officers have entered into lock-up agreements with the underwriters. Under these agreements, we and each of these persons may not, without the prior written approval of UBS Securities LLC, subject to certain permitted exceptions, offer, sell, contract to sell or otherwise dispose of or hedge our shares or securities convertible into or exercisable or exchangeable for our shares. The permitted exceptions include issuances of shares under our Incentive Share Award Plan, the issuance of incentive compensation shares to RMR, and issuances of shares as partial or full payment for properties directly or indirectly acquired or to be acquired by us or our subsidiaries, provided such shares are subject to restrictions on transfer for the remainder of the lock-up period. These restrictions will be in effect for a period of 60 days after the date of this prospectus supplement. At any time and without public notice, UBS Securities LLC may release all or some of the securities from these lock-up agreements.

The 60-day lock-up period may be extended for up to 37 additional days under certain circumstances where we announce or pre-announce earnings or material news or a material event within approximately 18 days prior to, or approximately 16 days after, the termination of the 60-day period.

NEW YORK STOCK EXCHANGE LISTING

Our shares are listed on the New York Stock Exchange under the symbol "SNH".

PRICE STABILIZATION, SHORT POSITIONS

In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our shares including:

–>
stabilizing transactions;

–>
short sales;

–>
purchases to cover positions created by short sales;

–>
imposition of penalty bids; and

–>
syndicate covering transactions.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our shares while this offering is in progress. These transactions may also include making short sales of our shares, which involves the sale by the underwriters of a greater number of shares than they are required to purchase in this offering, and purchasing shares on the open market to cover positions created by short sales. Short sales may be "covered" shorts, which are short positions in an amount not greater than the underwriters' over-allotment option referred to above, or may be "naked" shorts, which are short positions in excess of that amount.

The underwriters may close out any covered short position by either exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

Naked short sales are sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned there may be downward pressure on the price of shares in the open market after pricing that could adversely affect investors who purchase in this offering.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

As a result of these activities, the price of our shares may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

AFFILIATIONS

From time to time, some of the underwriters and/or their affiliates have engaged in, and may in the future engage in, commercial and/or investment banking transactions with us and our affiliates. UBS Loan Finance LLC, an affiliate of UBS Securities LLC, and Morgan Stanley Bank, an affiliate of Morgan Stanley & Co. Incorporated, are lenders under our revolving credit facility and therefore will receive a portion of the net proceeds of this offering in connection with any repayment of amounts outstanding under our revolving credit facility. Wachovia Capital Markets, LLC is the arranger and book manager under our revolving credit facility, and Wachovia Bank, National Association, an affiliate of Wachovia Capital Markets, LLC, is the administrative agent under our revolving credit facility. Affiliates of other underwriters may become lenders to us in the future.

Legal matters

Venable LLP, Baltimore, Maryland, our Maryland counsel, will issue an opinion about the legality of the common shares. Sullivan & Worcester LLP, Boston, Massachusetts, our lawyers, and Dewey & LeBoeuf LLP, New York, New York counsel to the underwriters in connection with this offering, will each also issue an opinion to the underwriters as to certain matters. Sullivan & Worcester LLP and Dewey & LeBoeuf LLP will rely, as to certain matters of Maryland law, upon an opinion of Venable LLP. Sullivan & Worcester LLP and Venable LLP represent Five Star, HRPT and certain of their affiliates on various matters. Sullivan & Worcester LLP also represents RMR and certain of its affiliates on various matters.

Experts

The consolidated financial statements of Senior Housing Properties Trust appearing in Senior Housing Properties Trust's Annual Report (Form 10-K) for the year ended December 31, 2007 (including the schedule appearing therein), and the effectiveness of Senior Housing Properties Trust's internal control over financial reporting as of December 31, 2007 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The combined statements of revenues and certain operating expenses of HRPT Medical Properties for each of the three years in the period ended December 31, 2007, appearing in Senior Housing Properties Trust's Current Report (Form 8-K) filed with the Securities and Exchange Commission on May 9, 2008 have been audited by Ernst &Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such combined statements of revenues and certain operating expenses are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The combined statements of revenues and certain operating expenses of HRPT Medical Properties for each of the three years in the period ended December 31, 2007, appearing in Senior Housing Properties Trust's Current Report (Form 8-K/A) filed with the Securities and Exchange Commission on May 23, 2008 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such combined statements of revenues and certain operating expenses are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Where you can find more information

You may read and copy any material that we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also access our SEC filings over the internet at the SEC's website at http://www.sec.gov.

The Articles of Amendment and Restatement establishing Senior Housing Properties Trust, dated September 20, 1999, a copy of which, together with all amendments and supplements thereto, is duly filed in the office of the State Department of Assessments and Taxation of Maryland, provides that the name "Senior Housing Properties Trust" refers to the trustees under the Declaration of Trust as so amended and supplemented as trustees, but not individually or personally, and that no trustee, officer, shareholder, employee or agent of Senior Housing Properties Trust shall be held to any personal liability, jointly or severally, for any obligation of, or claim against, Senior Housing Properties Trust. All persons dealing with Senior Housing Properties Trust, in any way, shall look only to the assets of Senior Housing Properties Trust for the payment of any sum or the performance of any obligation.

PROSPECTUS

Senior Housing Properties Trust

Debt Securities, Common Shares of Beneficial Interest,
Preferred Shares of Beneficial Interest,
Depositary Shares and Warrants

SNH Capital Trusts

Trust Preferred Securities Fully and Unconditionally Guaranteed

We may offer and sell, from time to time, in one or more offerings:

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  debt securities;

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  common shares;

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  preferred shares;

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  depositary shares; and

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  warrants.

        These securities may be offered and sold separately or together in units with other securities described in this prospectus. Our debt securities may be senior or subordinated.

        SNH Capital Trust II and SNH Capital Trust III may offer and sell, from time to time, in one or more offerings, trust preferred securities which will be fully and unconditionally guaranteed by us. Our guarantees may be senior or subordinated. The trust preferred securities may be offered and sold separately, together or as units with other securities described in this prospectus.

        The securities described in this prospectus offered by us, SNH Capital Trust II, or SNH Capital Trust III may be issued in one or more series or issuances. We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. We will provide the specific terms of any securities we actually offer in supplements to this prospectus. You should carefully read this prospectus and the supplements before you decide to invest in any of these securities.

        The applicable prospectus supplement will also contain information, where applicable, about United States federal income tax considerations and any listing on a securities exchange. Our common shares are listed on the New York Stock Exchange under the symbol "SNH."

        Investing in these securities involves risks that are described in the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2005.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 12, 2006.

 ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement we and the other co-registrants filed with the Securities and Exchange Commission, or the SEC, using a "shelf" registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus from time to time in one of more offerings.

        This prospectus provides you only with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement containing specific information about the terms of that offering. The prospectus supplement may also add to, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information" and "Documents Incorporated By Reference."

        No separate financial statements of the SNH Capital Trusts have been included or incorporated by reference. Neither we nor the SNH Capital Trusts consider financial statements of the SNH Capital Trusts material to holders of the trust preferred securities because:

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  all of the voting securities of the SNH Capital Trusts will be owned, directly or indirectly, by us, a reporting company under the Securities Exchange Act of 1934, as amended;

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  each SNH Capital Trust has no independent operations and exists for the purpose of issuing securities representing undivided beneficial interests in the assets of the SNH Capital Trust and investing the proceeds in the debt securities issued by us; and

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  the obligations of each SNH Capital Trust under the trust preferred securities issued by it will be fully and unconditionally guaranteed by us to the extent described in this prospectus.

        You should rely only on the information incorporated by reference or provided in this prospectus or any relevant prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer of these securities in any jurisdiction where it is unlawful. You should assume that the information in this prospectus, as well as the information we have previously filed with the SEC and incorporated by reference in this prospectus, is accurate only as of the date of the documents containing the information.

        References in this prospectus to "we," "us," "our" or "SNH" mean Senior Housing Properties Trust. References in this prospectus to the "SNH Capital Trusts" mean SNH Capital Trust II and SNH Capital Trust III.

 WARNING CONCERNING FORWARD LOOKING STATEMENTS

        THIS PROSPECTUS AND THE DOCUMENTS INCORPORATED BY REFERENCE CONTAIN FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND OTHER FEDERAL SECURITIES LAWS. THESE STATEMENTS REPRESENT OUR PRESENT BELIEFS AND EXPECTATIONS, BUT THEY MAY NOT OCCUR FOR VARIOUS REASONS.

        EXAMPLES OF FORWARD LOOKING STATEMENTS CONTAINED IN THE INCORPORATED DOCUMENTS ARE PROVIDED IN THE "WARNING CONCERNING FORWARD LOOKING STATEMENTS" CONTAINED IN SUCH INCORPORATED DOCUMENTS. THOSE WARNINGS ALSO DESCRIBE FACTORS WHICH MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN OR IMPLIED BY SUCH FORWARD LOOKING STATEMENTS. ADDITIONALLY, OTHER RISKS MAY ADVERSELY IMPACT US, AS DESCRIBED MORE FULLY IN "ITEM 1A. RISK FACTORS" CONTAINED IN OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2005, AND IN OTHER DOCUMENTS INCORPORATED BY REFERENCE HEREIN.

        YOU SHOULD NOT PLACE UNDUE RELIANCE UPON FORWARD LOOKING STATEMENTS. EXCEPT AS MAY BE REQUIRED BY APPLICABLE LAW, WE UNDERTAKE NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD LOOKING STATEMENTS AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

 SENIOR HOUSING PROPERTIES TRUST

        We are a real estate investment trust, or REIT, which was organized under the laws of the state of Maryland in 1998 to continue the senior housing real estate investment business of HRPT Properties Trust, or HRPT, our former parent. We invest in senior housing real estate, including apartment buildings for aged residents, independent living properties, assisted living facilities, nursing homes and rehabilitation hospitals. As of June 30 2006, we owned 188 properties located in 32 states.

        Our principal executive office is at 400 Centre Street, Newton, Massachusetts 02458, and our telephone number is (617) 796-8350.

SNH CAPITAL TRUSTS

        Each SNH Capital Trust is a statutory business trust formed under Maryland law pursuant to:

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  a declaration of trust executed by us, as sponsor for the SNH Capital Trust and the trustees of the SNH Capital Trust; and

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  the filing of a certificate of trust with the State Department of Assessments and Taxation of Maryland.

        Unless an accompanying prospectus supplement provides otherwise, each SNH Capital Trust exists for the sole purposes of:

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  selling trust preferred securities and investing the proceeds in a specific series of our debt securities;

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  selling trust common securities to us or our subsidiaries in exchange for cash and investing the proceeds in additional debt securities issued by us; or

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  engaging in other activities that are necessary, convenient or incidental to the sale of trust preferred and common securities or the purchase of our debt securities.

        No SNH Capital Trust will borrow money, issue debt or reinvest proceeds derived from investments, pledge any of its assets, or otherwise undertake, or permit to be undertaken, any activity that would cause that SNH Capital Trust not to be classified for United States federal income tax purposes as a grantor trust. We will own directly or indirectly all of the trust common securities issued by each SNH Capital Trust. The trust common securities will rank on parity, and payments will be made thereon pro rata, with the trust preferred securities, except that upon the occurrence and during continuance of an event of default under the declaration of trust of a SNH Capital Trust, the rights of the holders of the trust common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the trust preferred securities. In connection with the issuance of trust preferred securities by a SNH Capital Trust, we or our subsidiaries will acquire trust common securities of such SNH Capital Trust having an aggregate liquidation amount equal to a minimum of 3% of the total capital of such SNH Capital Trust. Each SNH Capital Trust will have a term of at least 20 but no more than 50 years, but may terminate earlier as provided in its declaration of trust.

        Each SNH Capital Trust's business and affairs will be conducted by its trustees. The holders of the trust common securities will be entitled to appoint, remove or replace any of, or increase or reduce the number of, the trustees of each SNH Capital Trust. The duties and obligations of the trustees will be governed by the SNH Capital Trust's declaration of trust. At least one of the trustees of each SNH Capital Trust will be a person who is one of our officers or trustees or who is affiliated with us (a "Regular Trustee"). One trustee of each SNH Capital Trust will be a financial institution that is not affiliated with us (the "Property Trustee"), which will act as property trustee and as indenture trustee for the purposes of the Trust Indenture Act of 1939, as amended, pursuant to the terms set forth in the applicable prospectus supplement.

        We will pay all fees and expenses related to each SNH Capital Trust and any offering of the trust preferred securities. The principal place of business of each SNH Capital Trust is c/o Senior Housing Properties Trust at 400 Centre Street, Newton, Massachusetts 02458 (telephone: (617) 796-8350).

USE OF PROCEEDS

        Unless otherwise described in a prospectus supplement, we intend to use the net proceeds from the sale of any securities under this prospectus for general business purposes, which may include acquiring and investing in additional properties and the repayment of borrowings under our revolving bank credit facility or other debt. Unless otherwise described in a prospectus supplement, each SNH Capital Trust will use the net proceeds from the sale of any securities under this prospectus to purchase our debt securities. Until the proceeds from a sale of securities by us or any SNH Capital Trust are applied to their intended purposes, they will be invested in short-term investments, including repurchase agreements, some or all of which may not be investment grade.

DESCRIPTION OF DEBT SECURITIES

        The debt securities sold under this prospectus will be our direct obligations, which may be secured or unsecured, and which may be senior or subordinated indebtedness. Our senior unsecured debt securities will be issued under the Indenture, dated as of December 20, 2001, between us and U.S. Bank National Association, as successor trust, as it may be amended, supplemented, or otherwise modified from time to time, or under one or more other indentures between us and that bank or another trustee. Our other debt securities will be issued under one or more indentures between us and a trustee. Any indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended. The statements made in this prospectus relating to any indentures and the debt securities to be issued under the indentures are summaries of certain anticipated provisions of the indentures and are not complete.

        The following is a summary of the material terms of our debt securities. Because it is a summary, it does not contain all of the information that may be important to you. If you want more information, you should read the forms of indentures which we have filed as exhibits to the registration statement of which this prospectus is part. We will file any final indentures and supplemental indentures if we issue debt securities. See "Where You Can Find More Information." You may also review our December 20, 2001 senior debt indenture at the corporate trust offices of U.S. Bank National Association, One Federal Street, 3rd Floor, Boston, Massachusetts 02110. This summary is also subject to and qualified by reference to the descriptions of the particular terms of your securities described in the applicable prospectus supplement.

General

        We may issue debt securities that rank "senior," "senior subordinated" or "junior subordinated." The debt securities that we refer to as "senior" will be our direct obligations and will rank equally and ratably in right of payment with our other indebtedness not subordinated. We may issue debt securities that will be subordinated in right of payment to the prior payment in full of senior debt, as defined in the applicable prospectus supplement, and may rank equally and ratably with the other senior subordinated indebtedness. We refer to these as "senior subordinated" securities. We may also issue debt securities that may be subordinated in right of payment to the senior subordinated securities. These would be "junior subordinated" securities We have filed with the registration statement of which this prospectus is part three separate forms of indenture, one for the senior securities, one for the senior subordinated securities and one for the junior subordinated securities. We refer to senior subordinated and junior subordinated securities as "subordinated."

        We may issue the debt securities without limit as to aggregate principal amount, in one or more series, in each case as we establish in one or more supplemental indentures. We need not issue all debt securities of one series at the same time. Unless we otherwise provide, we may reopen a series, without the consent of the holders of the series, for issuances of additional securities of that series.

        We anticipate that any indenture will provide that we may, but need not, designate more than one trustee under an indenture, each with respect to one or more series of debt securities. Any trustee under any indenture may resign or be removed with respect to one or more series of debt securities, and we may appoint a successor trustee to act with respect to that series.

        The applicable prospectus supplement will describe the specific terms relating to the series of debt securities we will offer, including, where applicable, the following:

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  the title and series designation and whether they are senior securities, senior subordinated securities or junior subordinated securities;

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  the aggregate principal amount of the securities;

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  the percentage of the principal amount at which we will issue the debt securities and, if other than the principal amount of the debt securities, the portion of the principal amount of the debt securities payable upon maturity of the debt securities;

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  if convertible, the initial conversion price, the conversion period and any other terms governing such conversion;

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  the stated maturity date;

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  any fixed or variable interest rate or rates per annum;

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  the place where principal, premium, if any, and interest will be payable and where the debt securities can be surrendered for transfer, exchange or conversion;

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  the date from which interest may accrue and any interest payment dates;

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  any sinking fund requirements;

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  any provisions for redemption, including the redemption price and any remarketing arrangements;

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  whether the securities are denominated or payable in United States dollars or a foreign currency or units of two or more foreign currencies;

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  whether the amount of payments of principal of or premium, if any, or interest on the debt securities may be determined with reference to an index, formula or other method and the manner in which such amounts shall be determined;

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  the events of default and covenants of such securities, to the extent different from or in addition to those described in this prospectus;

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  whether we will issue the debt securities in certificated or book-entry form;

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  whether the debt securities will be in registered or bearer form and, if in registered form, the denominations if other than in even multiples of $1,000 and, if in bearer form, the denominations and terms and conditions relating thereto;

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  whether we will issue any of the debt securities in permanent global form and, if so, the terms and conditions, if any, upon which interests in the global security may be exchanged, in whole or in part, for the individual debt securities represented by the global security;

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  the applicability, if any, of the defeasance and covenant defeasance provisions described in this prospectus or any prospectus supplement;

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  whether we will pay additional amounts on the securities in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities instead of making this payment;

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  the subordination provisions, if any, relating to the debt securities; and

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  if the debt securities are to be issued upon the exercise of debt warrants, the time, manner and place for them to be authenticated and delivered.

        We may issue debt securities at less than the principal amount payable at maturity. We refer to these securities as "original issue discount" securities. If material or applicable, we will describe in the applicable prospectus supplement special U.S. federal income tax, accounting and other considerations applicable to original issue discount securities.

        Except as may be described in any prospectus supplement, an indenture will not contain any other provisions that would limit our ability to incur indebtedness or that would afford holders of the debt securities protection in the event of a highly leveraged or similar transaction involving us or in the event of a change of control. You should review carefully the applicable prospectus supplement for information with respect to events of default and covenants applicable to the securities being offered.

Denominations, Interest, Registration and Transfer

        Unless otherwise described in the applicable prospectus supplement, we will issue the debt securities of any series that are registered securities in denominations that are even multiples of $1,000, other than global securities, which may be of any denomination.

        Unless otherwise specified in the applicable prospectus supplement, we will pay the interest, principal and any premium at the corporate trust office of the trustee. At our option, however, we may make payment of interest by check mailed to the address of the person entitled to the payment as it appears in the applicable register or by wire transfer of funds to that person at an account maintained within the United States.

        If we do not punctually pay or otherwise provide for interest on any interest payment date, the defaulted interest will be paid either:

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  to the person in whose name the debt security is registered at the close of business on a special record date the trustee will fix; or

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  in any other lawful manner, all as the applicable indenture describes.

        You may have your debt securities divided into more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. We call this an "exchange."

        You may exchange or transfer debt securities at the office of the applicable trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. We may change this appointment to another entity or perform it ourselves. The entity performing the role of maintaining the list of registered holders is called the "registrar." It will also perform transfers.

        You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The security registrar will make the transfer or exchange only if it is satisfied with your proof of ownership.

Merger, Consolidation or Sale of Assets

        Under any indenture, we are generally permitted to consolidate or merge with another company. We are also permitted to sell substantially all of our assets to another company, or to buy substantially all of the assets of another company. However, we may not take any of these actions unless the following conditions are met:

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  If we merge out of existence or sell all our assets, the other company must be an entity organized under the laws of a state or the District of Columbia or under federal law and must agree to be legally responsible for our debt securities; and

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  Immediately after the merger, sale of assets or other transaction, we may not be in default on our debt securities. A default for this purpose would include any event that would be an event of default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded.

Certain Covenants

        Existence.    Except as permitted as described above under "—Merger, Consolidation or Sale of Assets," we will agree to do all things necessary to preserve and keep our trust existence, rights and franchises provided that it is in our best interests for the conduct of business.

        Provisions of Financial Information.    Whether or not we remain required to do so under the Securities Exchange Act of 1934, as amended, to the extent permitted by law, we will agree to file all annual, quarterly and other reports and financial statements with the SEC and an indenture trustee on or before the applicable SEC filing dates as if we were required to do so.

        Additional Covenants.    Any additional or different covenants or modifications to the foregoing covenants with respect to any series of debt securities, will be described in the applicable prospectus supplement.

Events of Default and Related Matters

        Events of Default.    The term "event of default" for any series of debt securities means any of the following:

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  We do not pay the principal or any premium on a debt security of that series within 30 days after its maturity date;

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  We do not pay interest on a debt security of that series within 30 days after its due date;

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  We do not deposit any sinking fund payment for that series within 30 days after its due date;

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  We remain in breach of any other term of the applicable indenture (other than a term added to the indenture solely for the benefit of other series) for 60 days after we receive a notice of default stating we are in breach. Either the trustee or holders of more than 50% in principal amount of debt securities of the affected series may send the notice;

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  We default under any of our other indebtedness in an aggregate principal amount $25,000,000 after the expiration of any applicable grace period, which default results in the acceleration of the maturity of such indebtedness. Such default is not an event of default if the other indebtedness is discharged, or the acceleration is rescinded or annulled, within a period of 10 days after we receive notice specifying the default and requiring that we discharge the other indebtedness or cause the acceleration to be rescinded or annulled. Either the trustee or the holders of more than 50% in principal amount of debt securities of the affected series may send the notice;

  •
  We or one of our "significant subsidiaries," if any, files for bankruptcy or certain other events in bankruptcy, insolvency or reorganization occur; or

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  Any other event of default described in the applicable prospectus supplement occurs.

        The term "significant subsidiary" means each of our significant subsidiaries, if any, as defined in Regulation S-X under the Securities Act of 1933, as amended.

        Remedies if an Event of Default Occurs.    If an event of default has occurred and has not been cured, the trustee or the holders of at least a majority in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. If an event of default occurs because of certain events in bankruptcy, insolvency or reorganization, the principal amount of all the debt securities of that series will be automatically accelerated, without any action by the trustee or any holder. At any time after the trustee or the holders have accelerated any series of debt securities, but before a judgment or decree for payment of the money due has been obtained, the holders of at least a majority in principal amount of the debt securities of the affected series may, under certain circumstances, rescind and annul such acceleration.

        The trustee will be required to give notice to the holders of debt securities within 90 days after a default under the applicable indenture unless the default has been cured or waived. The trustee may withhold notice to the holders of any series of debt securities of any default with respect to that series, except a default in the payment of the principal of or interest on any debt security of that series, if specified responsible officers of the trustee in good faith determine that withholding the notice is in the interest of the holders.

        Except in cases of default where the trustee has some special duties, the trustee is not required to take any action under the applicable indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. We refer to this as an "indemnity." If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the applicable indenture, subject to certain limitations.

        Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

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  You must give the trustee written notice that an event of default has occurred and remains uncured;

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  The holders of at least a majority in principal amount of all outstanding securities of the relevant series must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action; and

  •
  The trustee must have not taken action for 60 days after receipt of the notice and offer of indemnity.

However, you are entitled at any time to bring a lawsuit for the payment of money due on your security after its due date.

        Every year we will furnish to the trustee a written statement by certain of our officers certifying that to their knowledge we are in compliance with the applicable indenture and the debt securities, or else specifying any default.

Modification of an Indenture

        There are three types of changes we can make to the indentures and the debt securities:

        Changes Requiring Your Approval.    First, there are changes we cannot make to your debt securities without your specific approval. The following is a list of those types of changes:

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  change the stated maturity of the principal or interest on a debt security;

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  reduce any amounts due on a debt security;

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  reduce the amount of principal payable upon acceleration of the maturity of a debt security following a default;

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  change the currency of payment on a debt security;

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  impair your right to sue for payment;

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  modify the subordination provisions, if any, in a manner that is adverse to you;

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  reduce the percentage of holders of debt securities whose consent is needed to modify or amend an indenture or to waive compliance with certain provisions of an indenture;

  •
  reduce the percentage of holders of debt securities whose consent is needed to waive past defaults or change certain provisions of the indenture relating to waivers of default;

  •
  waive a default or event of default in the payment of principal of or premium, if any, or interest on the debt securities; or

  •
  modify any of the foregoing provisions.

        Changes Requiring a Majority Vote.    The second type of change to an indenture and the debt securities is the kind that requires a vote in favor by holders of debt securities owning a majority of the principal amount of the particular series affected. Most changes fall into this category, except for clarifying changes and certain other changes that would not materially adversely affect holders of the debt securities. We require the same vote to obtain a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of an indenture or the debt securities listed in the first category described above under "—Changes Requiring Your Approval" unless we obtain your individual consent to the waiver.

        Changes Not Requiring Approval.    The third type of change does not require any vote by holders of debt securities. This type is limited to clarifications and certain other changes that would not materially adversely affect holders of the debt securities.

        Further Details Concerning Voting.    Debt securities are not considered outstanding, and therefore the holders thereof are not eligible to vote if we have deposited or set aside in trust for you money for their payment or redemption or if we or one of our affiliates own them. The holders of debt securities are also not eligible to vote if they have been fully defeased as described immediately below under "—Discharge, Defeasance and Covenant Defeasance—Full Defeasance." For original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of the debt securities were accelerated to that date because of a default.

Discharge, Defeasance and Covenant Defeasance

        Discharge.    We may discharge some obligations to holders of any series of debt securities that either have become due and payable or will become due and payable within one year, or scheduled for redemption within one year, by irrevocably depositing with the trustee, in trust, funds in the applicable currency in an amount sufficient to pay the debt securities, including any premium and interest.

        Full Defeasance.    We can, under particular circumstances, effect a full defeasance of your series of debt securities. By this we mean we can legally release ourselves from any payment or other obligations on the debt securities if, among other things, we put in place the arrangements described below to repay you and deliver certain certificates and opinions to the trustee:

  •
  We must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money or U.S. government agency notes or bonds (or, in some circumstances, depositary receipts representing these notes or bonds) that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates;

  •
  The current federal tax law must be changed or an IRS ruling must be issued permitting the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves. Under current federal income tax law, the deposit and our legal release from the debt securities would be treated as though we took back your debt securities and gave you your share of the cash and notes or bonds deposited in trust. In that event, you could recognize gain or loss on the debt securities you give back to us; and

  •
  We must deliver to the trustee a legal opinion confirming the tax law change or IRS ruling described above.

        If we did accomplish full defeasance, you would have to rely solely on the trust deposit for repayment on the debt securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever became bankrupt or insolvent. You would also be released from any subordination provisions.

        Covenant Defeasance.    Under current federal income tax law, we can make the same type of deposit described above and be released from some of the restrictive covenants in the debt securities. This is called "covenant defeasance." In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and securities set aside in trust to repay the securities and you would be released from any subordination provisions.

        If we accomplish covenant defeasance, the following provisions of an indenture and the debt securities would no longer apply:

  •
  any covenants applicable to the series of debt securities and described in the applicable prospectus supplement;

  •
  any subordination provisions; and

  •
  certain events of default relating to breach of covenants and acceleration of the maturity of other debt set forth in any prospectus supplement.

        If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if a shortfall in the trust deposit occurred. If one of the remaining events of default occurs, for example, our bankruptcy, and the debt securities become immediately due and payable, there may be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Subordination

        We will describe in the applicable prospectus supplement the terms and conditions, if any, upon which any series of senior subordinated securities or junior subordinated securities is subordinated to debt securities of another series or to our other indebtedness. The terms will include a description of:

  •
  the indebtedness ranking senior to the debt securities being offered;

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  the restrictions, if any, on payments to the holders of the debt securities being offered while a default with respect to the senior indebtedness is continuing;

  •
  the restrictions, if any, on payments to the holders of the debt securities being offered following an event of default; and

  •
  provisions requiring holders of the debt securities being offered to remit some payments to holders of senior indebtedness.

Global Securities

        If so set forth in the applicable prospectus supplement, we may issue the debt securities of a series in whole or in part in the form of one or more global securities that will be deposited with a depositary identified in the prospectus supplement. We may issue global securities in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to any series of debt securities will be described in the prospectus supplement.

        The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with the depositary identified in the applicable prospectus supplement. Unless it is exchanged in whole or in part for debt securities in definitive form, a global security may not be transferred. However, transfers of the whole security between the depositary for that global security and its nominees or their respective successors are permitted.

        Unless otherwise provided in the applicable prospectus supplement, The Depository Trust Company, New York, New York, or DTC, will act as depositary for each series of global securities. Beneficial interests in global securities will be shown on, and transfers of global securities will be effected only through, records maintained by DTC and its participants.

        DTC has provided the following information to us. DTC is a:

  •
  limited-purpose trust company organized under the New York Banking Law;

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  banking organization within the meaning of the New York Banking Law;

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  member of the U.S. Federal Reserve System;

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  clearing corporation within the meaning of the New York Uniform Commercial Code; and

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  clearing agency registered under the provisions of Section 17A of the Securities Exchange Act.

DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the settlement among direct participants of securities transactions, in deposited securities through electronic computerized book-entry changes in the direct participant's accounts. This eliminates the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to DTC's book-entry system is also available to indirect participants such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant. The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

        We expect that, pursuant to procedures established by DTC, direct participants will receive credit for the debt securities on DTC's records and the ownership interest of each beneficial owner is in turn to be recorded on the records of direct participants. Neither we nor the trustee will have any responsibility or liability for any aspect of the records of DTC or any of its direct participants or for maintaining, supervising or reviewing any records of DTC or any of its direct participants relating to beneficial ownership interests in the debt securities. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair your ability to own, pledge or transfer beneficial interests in any global note.

        So long as DTC or its nominee is the registered owner of a global note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities evidenced by a global note for all purposes under the indentures. Except as described below, as an owner of a beneficial interest in debt securities evidenced by a global note you will not be entitled to have any of the debt securities evidenced by such global note registered in your name, you will not receive or be entitled to receive physical delivery of any such debt securities in definitive form and you will not be considered the owner or holder thereof under the indentures for any purpose, including with respect to the giving of any direction, instructions or approvals to the trustee thereunder. Accordingly, you must rely on the procedures of DTC and, if you are not a direct participant, on the procedures of the direct participant through which you own your interest, to exercise any rights of a "holder" under the indentures. We understand that, under existing industry practice, if we request any action of holders or if an owner of a beneficial interest in a global note desires to give or take any action which a holder is entitled to give or take under the indentures, DTC would authorize the direct participants holding the relevant beneficial interest to give or take such action, and such direct participants would authorize beneficial owners through such direct participants to give or take such actions or would otherwise act upon the instructions of beneficial owners holding through them.

        Payments of principal and interest or additional amounts, if any, on the debt securities evidenced by a global note registered in the name of the holder of a global note or its nominee will be made by the trustee to or at the direction of the holder of a global note or its nominee, as the case may be, as the registered owner of a global note under the indentures. Under the terms of the indentures, we and the trustee may treat the person in whose name debt securities, including a global note, are registered as the owners thereof for the purposes of receiving such payments. Consequently, neither we nor the trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of debt securities (including principal and interest or additional amounts, if any).

        DTC's practice is to credit the accounts of relevant direct participants on the applicable payment date in accordance with their respective holdings of beneficial interests in the relevant security as shown on the records of DTC. Payments by direct participants to the beneficial owners of debt securities will be governed by standing instructions and customary practice and will be the responsibility of DTC's direct participants. Redemption notices with respect to any debt securities will be sent to the holder of any global note (i.e., DTC, its nominee or any subsequent holder). If less than all of the debt securities are to be redeemed, we expect the holder of a global note to determine the amount of interest of each direct participant in the notes to be redeemed by lot. Neither we, the trustee, any paying agent nor the security registrar for such debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global note for such debt securities.

        Debt securities which are evidenced by a global note will be exchangeable for certified debt security with the same terms in authorized denominations only if:

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  DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed within 90 days; or

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  we determine not to require all of the debt securities to be evidenced by a global note and notify the trustee of our decision, in which case we will issue individual debt securities in denominations of $1,000 and integral multiples thereof.

 DESCRIPTION OF SHARES OF BENEFICIAL INTEREST

        Our declaration of trust authorizes us to issue up to an aggregate of 80,000,000 shares of beneficial interest, of which 79,700,000 are currently designated as common shares and 300,000 are currently designated as junior participating preferred shares. As of June 30, 2006, we had 71,819,727 common shares issued and outstanding. In connection with the adoption of our shareholders' rights plan, our board established an authorized class now consisting of 300,000 preferred shares, par value $.01 per share, described more fully below under "Junior Participating Preferred Shares."

        Our declaration of trust contains a provision permitting our board, without any action by our shareholders, to amend the declaration of trust to increase or decrease the total number of shares of beneficial interest, to issue new and different classes of shares in any amount or to reclassify any unissued shares into other classes or series of classes that we choose. We believe that giving these powers to our board will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other business needs which might arise. Although our board has no intention at the present time of doing so, it could authorize us to issue a class or series that could, depending upon the terms of the class or series, delay or prevent a change in control.

Common Shares

        The following is a summary description of the material terms of our common shares of beneficial interest. Because it is a summary, it does not contain all of the information that may be important to you. If you want more information, you should read our declaration of trust and bylaws, copies of which have been filed with the SEC. See "Where You Can Find More Information." This summary is also subject to and qualified by reference to the description of the particular terms of your securities described in the applicable prospectus supplement.

        Except as otherwise described in any applicable prospectus supplement, all of our common shares are entitled to the following, subject to the preferential rights of any other class or series of shares which may be issued and to the provisions of our declaration of trust regarding the restriction of the ownership of shares of beneficial interest:

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  to receive distributions on our shares if, as and when authorized by our board and declared by us out of assets legally available for distribution; and

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  to share ratably in our assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all of our known debts and liabilities.

        Subject to the provisions of our declaration of trust regarding the restriction on the transfer of shares of beneficial interest, each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees. However, holders of our common shares do not have cumulative voting rights in the election of trustees.

        Holders of our common shares have no preference, conversion, exchange, sinking fund, redemption or appraisal rights. Shareholders have no preemptive rights to subscribe for any of our securities.

        For other information with respect to our common shares, including effects that provisions in our declaration of trust and bylaws may have in delaying, deferring or preventing a change in our control, see "Description of Certain Provisions of Maryland Law and Our Declaration of Trust and Bylaws" below.

Preferred Shares

        The following is a summary of the material terms of our currently authorized but unissued preferred shares of beneficial interest. Because it is a summary, it does not contain all of the information that may be important to you. If you want more information, you should read our declaration of trust, including the applicable articles supplementary, and bylaws, copies of which have been filed with the SEC. See "Where You Can Find More Information." This summary is also subject to and qualified by reference to the description of the particular terms of our securities described in the applicable prospectus supplement.

        General.    Our declaration of trust authorizes our board to determine the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption of our authorized and unissued preferred shares. These may include:

  •
  the distinctive designation of each series and the number of shares that will constitute the series;

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  the voting rights, if any, of shares of the series;

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  the distribution rate on the shares of the series, any restriction, limitation or condition upon the payment of the distribution, whether distributions will be cumulative, and the dates on which distributions accumulate and are payable;

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  the prices at which, and the terms and conditions on which, the shares of the series may be redeemed, if the shares are redeemable;

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  the purchase or sinking fund provisions, if any, for the purchase or redemption of shares of the series;

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  any preferential amount payable upon shares of the series upon our liquidation or the distribution of our assets;

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  if the shares are convertible, the price or rates of conversion at which, and the terms and conditions on which, the shares of the series may be converted into other securities; and

  •
  whether the series can be exchanged, at our option, into debt securities, and the terms and conditions of any permitted exchange.

        The issuance of preferred shares, or the issuance of rights to purchase preferred shares, could discourage an unsolicited acquisition proposal. In addition, the rights of holders of common shares will be subject to, and may be adversely affected by, the rights of holders of any preferred shares that we may issue in the future.

        The following describes some general terms and provisions of the preferred shares to which a prospectus supplement may relate. The statements below describing the preferred shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our declaration of trust, including any applicable articles supplementary, and our bylaws.

        The prospectus supplement will describe the specific terms as to each issuance of preferred shares, including:

  •
  the description of the preferred shares;

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  the number of the preferred shares offered;

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  the voting rights, if any, of the holders of the preferred shares;

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  the offering price of the preferred shares;

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  the distribution rate, when distributions will be paid, or the method of determining the distribution rate if it is based on a formula or not otherwise fixed;

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  the date from which distributions on the preferred shares shall accumulate;

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  the provisions for any auctioning or remarketing, if any, of the preferred shares;

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  the provision, if any, for redemption or a sinking fund;

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  the liquidation preference per share;

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  any listing of the preferred shares on a securities exchange;

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  whether the preferred shares will be convertible and, if so, the security into which they are convertible and the terms and conditions of conversion, including the conversion price or the manner of determining it;

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  whether interests in the preferred shares will be represented by depositary shares as more fully described below under "Description of Depositary Shares";

  •
  a discussion of federal income tax considerations;

  •
  the relative ranking and preferences of the preferred shares as to distribution and liquidation rights;

  •
  any limitations on issuance of any preferred shares ranking senior to or on a parity with the series of preferred shares being offered as to distribution and liquidation rights;

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  any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve our status as a real estate investment trust; and

  •
  any other specific preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption of the preferred shares.

        As described under "Description of Depositary Shares," we may, at our option, elect to offer depositary shares evidenced by depositary receipts. If we elect to do this, each depositary receipt will represent a fractional interest in a share of the particular series of the preferred shares issued and deposited with a depositary. The applicable prospectus supplement will specify that fractional interest.

Rank

        Unless our board of trustees otherwise determines and we so specify in the applicable prospectus supplement, we expect that the preferred shares will, with respect to distribution rights and rights upon liquidation or dissolution, rank senior to all our common shares.

Distributions

        Holders of preferred shares of each series will be entitled to receive cash and/or share distributions at the rates and on the dates shown in the applicable prospectus supplement. Even though the preferred shares may specify a fixed rate of distribution, our board of trustees must authorize and we must declare those distributions and they may be paid only out of assets legally available for payment. We will pay each distribution to holders of record as they appear on our share transfer books on the record dates fixed by our board of trustees. In the case of preferred shares represented by depositary receipts, the records of the depositary referred to under "Description of Depositary Shares" will determine the persons to whom distributions are payable.

        Distributions on any series of preferred shares may be cumulative or noncumulative, as provided in the applicable prospectus supplement. We refer to each particular series, for ease of reference, as the applicable series. Cumulative distributions will be cumulative from and after the date shown in the applicable prospectus supplement. If our board of trustees fails to authorize a distribution on any applicable series that is noncumulative, the holders will have no right to receive, and we will have no obligation to pay, a distribution in respect of the applicable distribution period, whether or not distributions on that series are declared payable in the future.

        If the applicable series is entitled to a cumulative distribution, we may not declare, or pay or set aside for payment, any full distributions on any other series of preferred shares ranking, as to distributions, on a parity with or junior to the applicable series, unless we declare, and either pay or set aside for payment, full cumulative distributions on the applicable series for all past distribution periods and the then current distribution period. If the applicable series does not have a cumulative distribution, we must declare, and pay or set aside for payment, full distributions for the then current distribution period only. When distributions are not paid, or set aside for payment, in full upon any applicable series and the shares of any other series ranking on a parity as to distributions with the applicable series, we must declare, and pay or set aside for payment, all distributions upon the applicable series and any other parity series proportionately, in accordance with accrued and unpaid distributions of the several series. For these purposes, accrued and unpaid distributions do not include unpaid distribution periods on noncumulative preferred shares. No interest will be payable in respect of any distribution payment that may be in arrears.

        Except as provided in the immediately preceding paragraph, unless we declare, and pay or set aside for payment, full cumulative distributions, including for the then current period, on any cumulative applicable series, we may not declare, or pay or set aside for payment, any distributions upon common shares or any other equity securities ranking junior to or on a parity with the applicable series as to distributions or upon liquidation. The foregoing restriction does not apply to distributions paid in common shares or other equity securities ranking junior to the applicable series as to distributions and upon liquidation. If the applicable series is noncumulative, we need only declare, and pay or set aside for payment, the distribution for the then current period, before declaring distributions on common shares or junior or parity securities. In addition, under the circumstances that we could not declare a distribution, we may not redeem, purchase or otherwise acquire for any consideration any common shares or other parity or junior equity securities, except upon conversion into or exchange for common shares or other junior equity securities. We may, however, make purchases and redemptions otherwise prohibited pursuant to certain redemptions or pro rata offers to purchase the outstanding shares of the applicable series and any other parity series of preferred shares.

        We will credit any distribution payment made on an applicable series first against the earliest accrued but unpaid distribution due with respect to the series.

Redemption

        We may have the right or may be required to redeem one or more series of preferred shares, as a whole or in part, in each case upon the terms, if any, and at the times and at the redemption prices shown in the applicable prospectus supplement.

        If a series of preferred shares is subject to mandatory redemption, we will specify in the applicable prospectus supplement the number of shares we are required to redeem, when those redemptions start, the redemption price, and any other terms and conditions affecting the redemption. The redemption price will include all accrued and unpaid distributions, except in the case of noncumulative preferred shares. The redemption price may be payable in cash or other property, as specified in the applicable prospectus supplement. If the redemption price for preferred shares of any series is payable only from the net proceeds of our issuance of shares of beneficial interest, the terms of the preferred shares may provide that, if no shares of beneficial interest shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, the preferred shares will automatically and mandatorily be converted into shares of beneficial interest pursuant to conversion provisions specified in the applicable prospectus supplement.

Liquidation Preference

        The applicable prospectus supplement will show the liquidation preference of the applicable series. Upon our voluntary or involuntary liquidation, before any distribution may be made to the holders of our common shares or any other shares of beneficial interest ranking junior in the distribution of assets upon any liquidation to the applicable series, the holders of that series will be entitled to receive, out of our assets legally available for distribution to shareholders, liquidating distributions in the amount of the liquidation preference, plus an amount equal to all distributions accrued and unpaid. In the case of a noncumulative applicable series, accrued and unpaid distributions include only the then current distribution period. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of preferred shares will have no right or claim to any of our remaining assets. If liquidating distributions shall have been made in full to all holders of preferred shares, our remaining assets will be distributed among the holders of any other shares of beneficial interest ranking junior to the preferred shares upon liquidation, according to their rights and preferences and in each case according to their number of shares.

        If, upon any voluntary or involuntary liquidation, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of that series and the corresponding amounts payable on all shares of beneficial interest ranking on a parity in the distribution of assets with that series, then the holders of that series and all other equally ranking shares of beneficial interest shall share ratably in the distribution in proportion to the full liquidating distributions to which they would otherwise be entitled.

        For these purposes, our consolidation or merger with or into any other trust or corporation or other entity, or the sale, lease or conveyance of all or substantially all of our property or business, will not be a liquidation.

Voting Rights

        Holders of our preferred shares will not have any voting rights, except as shown below or as otherwise from time to time specified in the applicable prospectus supplement.

        Unless otherwise specified in the applicable prospectus supplement, holders of our preferred shares will be entitled to elect two additional trustees to our board of trustees at our next annual meeting of shareholders and at each subsequent annual meeting if at any time distributions on the applicable series are in arrears for six consecutive quarterly periods. If the applicable series has a cumulative distribution, the right to elect additional trustees described in the preceding sentence shall remain in effect until we declare or pay and set aside for payment all distributions accrued and unpaid on the applicable series. If the applicable series does not have a cumulative distribution, the right to elect additional trustees described above shall remain in effect until we declare or pay and set aside for payment distributions accrued and unpaid on four consecutive quarterly periods on the applicable series.

        Unless otherwise provided for in an applicable series, so long as any preferred shares are outstanding, we may not, without the affirmative vote or consent of a majority of the shares of each series of preferred shares outstanding at that time:

  •
  authorize, create or increase the authorized or issued amount of any class or series of shares of beneficial interest ranking senior to that series of preferred shares with respect to distribution and liquidation rights;

  •
  reclassify any authorized shares of beneficial interest into a series of shares of beneficial interest ranking senior to that series of preferred shares with respect to distribution and liquidation rights;

  •
  create, authorize or issue any security or obligation convertible into or evidencing the right to purchase any shares of beneficial interest ranking senior to that series of preferred shares with respect to distribution and liquidation rights; and

  •
  amend, alter or repeal the provisions of our declaration of trust or any articles supplementary relating to that series of preferred shares that materially and adversely affects the series of preferred shares.

        The authorization, creation or increase of the authorized or issued amount of any class or series of shares of beneficial interest ranking on parity or junior to a series of preferred shares with respect to distribution and liquidation rights will not be deemed to materially and adversely affect that series.

        As more fully described under "Description of Depositary Shares" below, if we elect to issue depositary shares, each representing a fraction of a share of a series, each depositary will in effect be entitled to a fraction of a vote per depositary share.

Conversion Rights

        We will describe in the applicable prospectus supplement the terms and conditions, if any, upon which you may, or we may require you to, convert shares of any series of preferred shares into common shares or any other class or series of shares of beneficial interest. The terms will include the number of common shares or other securities into which the preferred shares are convertible, the conversion price (or the manner of determining it), the conversion period, provisions as to whether conversion will be at the option of the holders of the series or at our option, the events requiring an adjustment of the conversion price, and provisions affecting conversion upon the redemption of shares of the series.

Our Exchange Rights

        We will describe in the applicable prospectus supplement the terms and conditions, if any, upon which we can require you to exchange shares of any series of preferred shares for debt securities. If an exchange is required, you will receive debt securities with a principal amount equal to the liquidation preference of the applicable series of preferred shares. The other terms and provisions of the debt securities will not be materially less favorable to you than those of the series of preferred shares being exchanged.

Junior Participating Preferred Shares

        In connection with the adoption of our shareholders rights plan described below, our board has established an authorized but unissued class of 300,000 preferred shares. See "Description of Certain Provisions of Maryland Law and of Our Declaration of Trust and Bylaws—Rights Plan," for a summary of our shareholders' rights plan. Certain preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption of our junior participating preferred shares, when and if issued, are described below.

        The following is a summary of the material terms of the junior participating preferred shares. Because it is a summary, it does not contain all of the information that may be important to you. If you want more information, you should read our declaration of trust and bylaws, copies of which have been filed with the SEC. See "Where You Can Find More Information."

        If issued, the holder of each junior participating preferred share is entitled to quarterly dividends in the greater amount of $5.00 or 1,000 times the quarterly per share dividend, whether cash or otherwise, declared upon our common shares. Dividends on the junior participating preferred shares are cumulative. Whenever dividends on the junior participating preferred shares are in arrears, we may not declare or pay dividends, make other distributions on, or redeem or repurchase our common shares or other shares ranking junior to the junior participating preferred shares. If we fail to pay such dividends for six quarters, the holders of the junior participating preferred shares will be entitled to elect two trustees.

        If issued, the holder of each junior participating preferred share is entitled to 1,000 votes on all matters submitted to a vote of the shareholders, voting (unless otherwise provided in our declaration of trust or bylaws) together with holders of our common shares as one class. The junior participating preferred shares are not redeemable. Upon our liquidation, dissolution or winding up, the holders of our junior participating preferred shares are entitled to a liquidation preference of $1,000 per share plus the amount of any accrued and unpaid dividends, prior to payment of any distribution in respect of our common shares or any other shares ranking junior to the junior participating preferred shares. Following payment of this liquidation preference, the holders of junior participating preferred shares are not entitled to further distributions until the holders of our common shares have received an amount per common share equal to the liquidation preference paid on the junior participating preferred shares divided by 1,000, adjusted to reflect events such as share splits, share dividends and recapitalizations affecting our common shares. Following the full payment of this amount to the common shareholders, holders of junior participating preferred shares are entitled to participate proportionately on a per share basis with holders of our common shares in the distribution of the remaining assets to be distributed in respect of shares in the ratio of one one thousandth of the liquidation preference to one, respectively. The preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption of the junior participating preferred shares are subject to the superior preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption of any senior series or class of our preferred shares which our board shall, from time to time, authorize and issue.

DESCRIPTION OF DEPOSITARY SHARES

General

        The following is a summary of the material provisions of any deposit agreement and of the depositary shares and depositary receipts representing depositary shares. Because it is a summary, it does not contain all of the information that may be important to you. If you want more information, you should read the form of deposit agreement and depositary receipts which we will filed as exhibits to the registration statement of which this prospectus is part prior to an offering of depositary shares. See "Where You Can Find More Information." This summary is also subject to and qualified by reference to the descriptions of the particular terms of your securities described in the applicable prospectus supplement.

        We may, at our option, elect to offer fractional interests in shares of preferred shares, rather than shares of preferred shares. If we exercise this option, we will appoint a depositary to issue depositary receipts representing those fractional interests. Preferred shares of each series represented by depositary shares will be deposited under a separate deposit agreement between us and the depositary. The prospectus supplement relating to a series of depositary shares will show the name and address of the depositary. Subject to the terms of the applicable deposit agreement, each owner of depositary shares will be entitled to all of the distribution, voting, conversion, redemption, liquidation and other rights and preferences of the preferred shares represented by those depositary shares.

        Depositary receipts issued pursuant to the applicable deposit agreement will evidence ownership of depositary shares. Upon surrender of depositary receipts at the office of the depositary, and upon payment of the charges provided in and subject to the terms of the deposit agreement, a holder of depositary shares will be entitled to receive the preferred shares underlying the surrendered depositary receipts.

Distributions

        A depositary will be required to distribute all cash distributions received in respect of the applicable preferred shares to the record holders of depositary receipts evidencing the related depositary shares in proportion to the number of depositary receipts owned by the holders. Fractions will be rounded down to the nearest whole cent.

        If the distribution is other than in cash, a depositary will be required to distribute property received by it to the record holders of depositary receipts entitled thereto, unless the depositary determines that it is not feasible to make the distribution. In that case, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders.

        Depositary shares that represent preferred shares converted or exchanged will not be entitled to distributions. The deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights we offer to holders of the preferred shares will be made available to holders of depositary shares. All distributions will be subject to obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the depositary.

Withdrawal of Preferred Shares

        You may receive the number of whole shares of your series of preferred shares and any money or other property represented by those depositary receipts after surrendering the depositary receipts at the corporate trust office of the depositary. Partial shares of preferred shares will not be issued. If the depositary shares that you surrender exceed the number of depositary shares that represent the number of whole preferred shares you wish to withdraw, then the depositary will deliver to you at the same time a new depositary receipt evidencing the excess number of depositary shares. Once you have withdrawn your preferred shares, you will not be entitled to re-deposit those preferred shares under the deposit agreement in order to receive depositary shares. We do not expect that there will be any public trading market for withdrawn preferred shares.

Redemption of Depositary Shares

        If we redeem a series of the preferred shares underlying the depositary shares, the depositary will redeem those shares from the proceeds received by it. The depositary will mail notice of redemption not less than 30 and not more than 60 days before the date fixed for redemption to the record holders of the depositary receipts evidencing the depositary shares we are redeeming at their addresses appearing in the depositary's books. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to the series of the preferred shares. The redemption date for depositary shares will be the same as that of the preferred shares. If we are redeeming less than all of the depositary shares, the depositary will select the depositary shares we are redeeming by lot or pro rata as the depositary may determine.

        After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed outstanding. All rights of the holders of the depositary shares and the related depositary receipts will cease at that time, except the right to receive the money or other property to which the holders of depositary shares were entitled upon redemption. Receipt of the money or other property is subject to surrender to the depositary of the depositary receipts evidencing the redeemed depositary shares.

Voting of the Preferred Shares

        Upon receipt of notice of any meeting at which the holders of the applicable preferred shares are entitled to vote, a depositary will be required to mail the information contained in the notice of meeting to the record holders of the applicable depositary receipts. Each record holder of depositary receipts on the record date, which will be the same date as the record date, will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of preferred shares represented by the holder's depositary shares. The depositary will try, as practical, to vote the shares as you instruct. We will agree to take all reasonable action that the depositary deems necessary in order to enable it to do so. If you do not instruct the depositary how to vote your shares, the depositary will abstain from voting those shares. The depositary will not be responsible for any failure to carry out an instruction to vote or for the effect of any such vote made so long as the action or inaction of the depositary is in good faith and is not the result of the depositary's gross negligence or willful misconduct.

Liquidation Preference

        Upon our liquidation, whether voluntary or involuntary, each holder of depositary shares will be entitled to the fraction of the liquidation preference accorded each preferred share represented by the depositary shares, as shown in the applicable prospectus supplement.

Conversion or Exchange of Preferred Shares

        The depositary shares will not themselves be convertible into or exchangeable for common shares, preferred shares or any of our other securities or property. Nevertheless, if so specified in the applicable prospectus supplement, the depositary receipts may be surrendered by holders to the applicable depositary with written instructions to it to instruct us to cause conversion of the preferred shares represented by the depositary shares. Similarly, if so specified in the applicable prospectus supplement, we may require you to surrender all of your depositary receipts to the applicable depositary upon our requiring the conversion or exchange of the preferred shares represented by the depositary shares into our debt securities. We will agree that, upon receipt of the instruction and any amounts payable in connection with the conversion or exchange, we will cause the conversion or exchange using the same procedures as those provided for delivery of preferred shares to effect the conversion or exchange. If you are converting only a part of the depositary shares, the depositary will issue you a new depositary receipt for any unconverted depositary shares.

Taxation

        As owner of depositary shares, you will be treated for U.S. federal income tax purposes as if you were an owner of the series of preferred shares represented by the depositary shares. Therefore, you will be required to take into account for U.S. federal income tax purposes income and deductions to which you would be entitled if you were a holder of the underlying series of preferred shares. In addition:

  •
  no gain or loss will be recognized for U.S. federal income tax purposes upon the withdrawal of preferred shares in exchange for depositary shares provided in the deposit agreement;

  •
  the tax basis of each preferred share to you as exchanging owner of depositary shares will, upon exchange, be the same as the aggregate tax basis of the depositary shares exchanged for the preferred shares; and

  •
  if you held the depositary shares as a capital asset at the time of the exchange for preferred shares, the holding period for the preferred shares will include the period during which you owned the depositary shares.

Amendment and Termination of a Deposit Agreement

        We and the applicable depositary are permitted to amend the provisions of the depositary receipts and the deposit agreement. However, the holders of at least a majority of the applicable depositary shares then outstanding must approve any amendment that adds or increases fees or charges or prejudices an important right of holders. Every holder of an outstanding depositary receipt at the time any amendment becomes effective, by continuing to hold the receipt, will be bound by the applicable deposit agreement, as amended.

        Any deposit agreement may be terminated by us upon not less than 30 days' prior written notice to the applicable depositary if (1) the termination is necessary to preserve our status as a Maryland real estate investment trust or (2) a majority of each series of preferred shares affected by the termination consents to the termination. When either event occurs, the depositary will be required to deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by the holder, the number of whole or fractional shares of preferred shares as are represented by the depositary shares evidenced by the depositary receipts, together with any other property held by the depositary with respect to the depositary receipts. In addition, a deposit agreement will automatically terminate if:

  •
  all depositary shares have been redeemed;

  •
  there shall have been a final distribution in respect of the related preferred shares in connection with our liquidation and the distribution has been made to the holders of depositary receipts evidencing the depositary shares underlying the preferred shares; or

  •
  each related preferred share shall have been converted or exchanged into securities not represented by depositary shares.

Charges of a Depositary

        We will pay all transfer and other taxes and governmental charges arising solely from the existence of a deposit agreement. In addition, we will pay the fees and expenses of a depositary in connection with the initial deposit of the preferred shares and any redemption of preferred shares. However, holders of depositary receipts will pay any transfer or other governmental charges and the fees and expenses of a depositary for any duties the holders request to be performed that are outside of those expressly provided for in the applicable deposit agreement.

Resignation and Removal of Depositary

        A depositary may resign at any time by delivering to us notice of its election to do so. In addition, we may at any time remove a depositary. Any resignation or removal will take effect when we appoint a successor depositary and it accepts the appointment. We must appoint a successor depositary within 60 days after delivery of the notice of resignation or removal. A depositary must be a bank or trust company having its principal office in the United States that has a combined capital and surplus of at least $50 million.

Miscellaneous

        A depositary will be required to forward to holders of depositary receipts any reports and communications from us that it receives with respect to the related preferred shares. Holders of depository receipts will be able to inspect the transfer books of the depository and the list of holders of depositary receipts upon reasonable notice.

        Neither a depositary nor our company will be liable if it is prevented from or delayed in performing its obligations under a deposit agreement by law or any circumstances beyond its control.

Our obligations and those of the depositary under a deposit agreement will be limited to performing duties in good faith and without gross negligence or willful misconduct. Neither we nor any depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or related preferred shares unless satisfactory indemnity is furnished. We and each depositary will be permitted to rely on written advice of counsel or accountants, on information provided by persons presenting preferred shares for deposit, by holders of depositary receipts, or by other persons believed in good faith to be competent to give the information, and on documents believed in good faith to be genuine and signed by a proper party.

        If a depositary receives conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and us, on the other hand, the depositary shall be entitled to act on the claims, requests or instructions received from us.

DESCRIPTION OF WARRANTS

        The following is a summary of the material terms of our warrants and the warrant agreement. Because it is a summary, it does not contain all of the information that may be important to you. If you want more information, you should read the forms of warrants and the warrant agreement which we will file as exhibits to the registration statement of which this prospectus is part. See "Where You Can Find More Information." This summary is also subject to and qualified by reference to the descriptions of the particular terms of our securities described in the applicable prospectus supplement.

        We may issue, together with any other securities being offered or separately, warrants entitling the holder to purchase from or sell to us, or to receive from us the cash value of the right to purchase or sell, debt securities, preferred shares, depositary shares, common shares, or trust preferred shares. We and a warrant agent will enter a warrant agreement pursuant to which the warrants will be issued. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. We will file a copy of the forms of warrants and the warrant agreement with the SEC at or before the time of the offering of the applicable series of warrants.

        In the case of each series of warrants, the applicable prospectus supplement will describe the terms of the warrants being offered thereby. These include the following, if applicable:

  •
  the offering price;

  •
  the currencies in which such warrants are being offered;

  •
  the number of warrants offered;

  •
  the securities underlying the warrants;

  •
  the exercise price, the procedures for exercise of the warrants and the circumstances, if any, that will cause the warrants to be automatically exercised;

  •
  the date on which the warrants will expire;

  •
  federal income tax consequences;

  •
  the rights, if any, we have to redeem the warrants;

  •
  the name of the warrant agent; and

  •
  the other terms of the warrants.

        Warrants may be exercised at the appropriate office of the warrant agent or any other office indicated in the applicable prospectus supplement. Before the exercise of warrants, holders will not have any of the rights of holders of the securities purchasable upon exercise and will not be entitled to payments made to holders of those securities.

        The warrant agreement may be amended or supplemented without the consent of the holders of the warrants to which the amendment or supplement applies to effect changes that are not inconsistent with the provisions of the warrants and that do not adversely affect the interests of the holders of the warrants. However, any amendment that materially and adversely alters the rights of the holders of warrants will not be effective unless the holders of at least a majority of the applicable warrants then outstanding approve the amendment. Every holder of an outstanding warrant at the time any amendment becomes effective, by continuing to hold the warrant, will be bound by the applicable warrant agreement as amended thereby. The prospectus supplement applicable to a particular series of warrants may provide that certain provisions of the warrants, including the securities for which they may be exercisable, the exercise price, and the expiration date may not be altered without the consent of the holder of each warrant.

DESCRIPTION OF TRUST PREFERRED SECURITIES AND TRUST GUARANTEE

Trust Preferred Securities

        If and when trust preferred securities are issued by a SNH Capital Trust, its declaration of trust will be replaced by an amended and restated trust agreement which will authorize its trustees to issue one series of trust preferred securities and one series of trust common securities.

        The following is a summary of the material terms of the trust preferred securities and the trust agreement of each SNH Capital Trust. Because it is a summary, it does not contain all of the information that may be important to you. If you want more information, you should read the form of amended and restated trust agreement which we have filed with the SEC as an exhibit to the registration statement of which this prospectus is part. Each SNH Capital Trust will file any final amended and restated trust agreement if it issues trust preferred securities. See "Where You Can Find More Information." This summary is also subject to and qualified by reference to the descriptions of the particular terms of your securities described in the applicable prospectus supplement.

        The trust agreement of each SNH Capital Trust will be subject to, and governed by, the Trust Indenture Act of 1939, as amended. The trust preferred securities will be issued to the public under the registration statement of which this prospectus is a part. The trust common securities will be issued directly or indirectly to us.

        The trust preferred securities will have the terms, including distributions, redemption, voting, conversion, liquidation rights and such other preferred, deferred or other special rights or such restrictions as set forth in the trust agreement or made part of the trust agreement by the Trust Indenture Act of 1939, as amended. A prospectus supplement will describe the specific terms of the trust preferred securities that a SNH Capital Trust is offering, including:

  •
  the distinctive designation of trust preferred securities;

  •
  the number of trust preferred securities issued by the SNH Capital Trust;

  •
  the annual distribution rate, or method of determining the rate, for trust preferred securities and the date(s) upon which distributions will be payable;

  •
  whether distributions on trust preferred securities will be cumulative, and, in the case of trust preferred securities having cumulative distribution rights, the date or dates or method of determining the date(s) from which distributions on trust preferred securities will be cumulative;

  •
  the amount or amounts that will be paid out of the assets of the SNH Capital Trust to the holders of trust preferred securities upon voluntary or involuntary dissolution, winding up or termination of that SNH Capital Trust;

  •
  any terms and conditions under which trust preferred securities may be converted into our shares of beneficial interest, including the conversion price per share and any circumstances under which the conversion right will expire;

  •
  any terms and conditions upon which the related series of our debt securities may be distributed to holders of trust preferred securities;

  •
  any obligation of the SNH Capital Trust to purchase or redeem trust preferred securities and the price(s) at which, the period(s) within which and the terms and conditions upon which trust preferred securities will be purchased or redeemed, in whole or in part, under that obligation;

  •
  any voting rights of trust preferred securities in addition to those required by law, including the number of votes per trust preferred security and any requirement for the approval by the holders of trust preferred securities, as a condition to specified action or amendments to the trust agreement; and

  •
  any other relevant rights, preferences, privileges, limitations or restrictions of trust preferred securities consistent with the trust agreement or with applicable law.

        Under the trust agreement, the Property Trustee will own a series of our debt securities purchased by the SNH Capital Trust for the benefit of the holders of its trust preferred securities and the trust common securities. The payment of distributions out of money held by the SNH Capital Trusts, and payments upon redemption of trust preferred securities or liquidation of the SNH Capital Trusts, will be guaranteed by us to the extent described under "—Trust Guarantee." The debt securities purchased by a SNH Capital Trust may be senior or subordinated and may be convertible, as described in the applicable prospectus supplement.

        Certain United States federal income tax considerations applicable to an investment in trust preferred securities will be described in the applicable prospectus supplement.

        In connection with the issuance of trust preferred securities, each SNH Capital Trust will also issue one series of trust common securities. The trust agreement will authorize the trustees, other than the Property Trustee, of the SNH Capital Trust to issue on behalf of the SNH Capital Trust one series of trust common securities having such terms as will be set forth in the trust agreement. These terms will include distributions, conversion, redemption, voting, liquidation rights and any restrictions as may be contained in the trust agreement.

        Except as otherwise provided in the prospectus supplement, the terms of the trust common securities will be substantially identical to the terms of the trust preferred securities. The trust common securities will rank on parity with, and payments will be made on the trust common securities pro rata with the trust preferred securities, except that, upon an event of default under the trust agreement, the rights of the holders of the trust common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the trust preferred securities. Except in limited circumstances, the holders of the trust common securities will also have the right to vote and appoint, remove or replace any of the trustees of the SNH Capital Trust. All of the trust common securities of each SNH Capital Trust will be directly or indirectly owned by us.

Trust Guarantee

        We will execute and deliver a guarantee concurrently with the issuance by each SNH Capital Trust of its trust preferred securities, for the benefit of the holders from time to time of the trust preferred securities. The applicable prospectus supplement will describe any significant differences between the actual terms of our guarantee and the summary below. The following is a summary of the material terms of our guarantee. Because it is a summary, it does not contain all information that may be important to you. If you want more information, you should refer to the full text of our guarantee, including the definitions of the terms used and not defined in this prospectus or the related prospectus supplement and those terms made a part of the guarantee by the Trust Indenture Act of 1939, as amended. The form of trust guarantee is filed as an exhibit to this registration statement of which this prospectus is a part.

        General.    We will irrevocably and unconditionally agree, to the extent set forth in the trust guarantee, to pay in full to the holders of trust preferred securities the guaranteed payments, except to the extent paid by the SNH Capital Trust, as and when due, regardless of any defense, right of set-off or counterclaim that the SNH Capital Trust may have or assert. The following payments, to the extent not paid by the SNH Capital Trust, will be subject to our guarantee:

  •
  any accrued and unpaid distributions that are required to be paid on the trust preferred securities, to the extent the SNH Capital Trust has funds legally available therefor;

  •
  the redemption price, including all accrued and unpaid distributions, payable out of funds legally available therefor, with respect to any trust preferred securities called for redemption by the SNH Capital Trust; and

  •
  upon a liquidation of a SNH Capital Trust, other than in connection with the distribution of our subordinated debt securities to the holders of the trust preferred securities or the redemption of all of the trust preferred securities issued by that SNH Capital Trust, the lesser of:

  (1)
  the aggregate of the liquidation amount and all accrued and unpaid distributions on the trust preferred securities to the date of payment; and

  (2)
  the amount of assets of the SNH Capital Trust remaining available for distribution to holders of trust preferred securities in liquidation of that SNH Capital Trust.

        Our obligation to make a guarantee payment may be satisfied by the SNH Capital Trust's direct payment of the required amounts to the holders of trust preferred securities or by causing the SNH Capital Trust to pay the amount to the holders.

        Amendment and Assignment.    Except with respect to any changes that do not adversely affect the rights of holders of trust preferred securities, in which case no vote will be required, a trust guarantee may be amended only with the prior approval of the holders of not less than a majority in liquidation amount of the outstanding affected trust preferred securities. The manner of obtaining any approval of the holders will be described in our prospectus supplement. All guarantees and agreements contained in our guarantee will bind our successors and assigns and will inure to the benefit of the holders of the related trust preferred securities then outstanding.

        Termination.    Our guarantee will terminate:

  •
  upon full payment of the redemption price of all related trust preferred securities;

  •
  upon distribution of our debt securities held by the SNH Capital Trust to the holders of the trust preferred securities; or

  •
  upon full payment of the amounts payable in accordance with the trust agreement upon liquidation of the SNH Capital Trust.

        Our guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of trust preferred securities must restore payment of any sums paid under those trust preferred securities or the guarantee. If the debt securities purchased by the SNH Capital Trust or our guarantee are subordinated, the applicable subordination provisions will provide that in the event payment is made on the subordinated debt securities or the subordinated guarantee in contravention of the subordination provisions, such payments will be paid over to the holders of our senior debt securities.

        Ranking of Our Guarantee.    Each guarantee may be our secured or unsecured obligation and may be senior or subordinated, as described in the applicable prospectus supplement. The trust agreement will provide that each holder of trust preferred securities by acceptance of those securities agrees to the subordination provisions, if any, and other terms of the guarantee.

        Our guarantee will constitute a guarantee of payment and not of collection. The guarantee will be deposited with the Property Trustee to be held for the benefit of the trust preferred securities. The Property Trustee will have the right to enforce our guarantee on behalf of the holders of the trust preferred securities. The holders of not less than a majority in aggregate liquidation amount of the affected trust preferred securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available in respect of our guarantee, including the giving of directions to the Property Trustee. Any holder of trust preferred securities may institute a legal proceeding directly against us to enforce its rights under our guarantee, without first instituting a legal proceeding against the related SNH Capital Trust, or any other person or entity. Our guarantee will not be discharged except by payment of the guarantee payments in full to the extent not paid by the SNH Capital Trust, and by complete performance of all obligations under the guarantee.

        Governing Law.    Our guarantee will be governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF CERTAIN PROVISIONS OF MARYLAND LAW AND OF
OUR DECLARATION OF TRUST AND BYLAWS

        We are organized as a Maryland real estate investment trust. The following is a summary of our declaration of trust and bylaws and several provisions of Maryland law. Because it is a summary, it does not contain all the information that may be important to you. If you want more information, you should read our entire declaration of trust and bylaws, copies of which we have previously filed with the SEC, or refer to the provisions of Maryland law.

Trustees

        Our declaration of trust and bylaws provide that our board will establish the number of trustees. The number of trustees constituting our entire board may be increased or decreased from time to time only by a vote of the trustees, provided however that the tenure of office of a trustee will not be affected by any decrease in the number of trustees. Any vacancy on the board may be filled only by a majority of the remaining trustees, even if the remaining trustees do not constitute a quorum. Any trustee elected to fill a vacancy will hold office for the remainder of the full term of the class of trustees in which the vacancy occurred and until a successor is elected and qualifies. Our bylaws require that a majority of our trustees be independent trustees except for temporary periods due to vacancies.

        Our declaration of trust divides our board into three classes. Shareholders elect our trustees of each class for three-year terms upon the expiration of their current terms. Shareholders elect only one class of trustees each year. We believe that classification of our board helps to assure the continuity of our business strategies and policies. There is no cumulative voting in the election of trustees. Consequently, at each annual meeting of shareholders, the holders of a majority of our shares voting at the meeting are able to elect all of the successors of the class of trustees whose term expires at that meeting.

        The classified board provision could have the effect of making the replacement of our incumbent trustees more time consuming and difficult. At least two annual meetings of shareholders are generally required to effect a change in a majority of our board.

        Our declaration of trust provides that a trustee may be removed with or without cause by affirmative vote of at least two-thirds of the shares entitled to vote on the matter. This provision precludes shareholders from removing our incumbent trustees unless they can obtain a substantial affirmative vote of shares.

Advance Notice of Trustee Nominations and New Business

        Our bylaws provide that nominations of persons for election to our board and business to be transacted at shareholder meetings may be properly brought pursuant to our notice of the meeting, by our board, or by a shareholder who (1) is a shareholder of record at the time of giving the advance notice and at the time of the meeting, (2) is entitled to vote at the meeting and (3) has complied with the advance notice and other applicable terms and provisions set forth in our bylaws.

        It is the policy of our nominating and governance committee to consider candidates for election as trustees who are recommended by our shareholders pursuant to the procedures set forth below. If a shareholder who is entitled to do so under our bylaws desires to recommend an individual for membership on the board, then that shareholder must provide a written notice to the chair of the nominating and governance committee and to our secretary. In order for a recommendation to be considered by the nominating and governance committee, this notice must be received within the 30-day period ending on the last date on which shareholders may give timely notice for trustee nominations under our bylaws and applicable state and federal law, and must be made pursuant to the procedures set forth below.

        Under our bylaws, a shareholder's notice of nominations for trustee or business to be transacted at an annual meeting of shareholders must be delivered to our secretary at our principal office not later than the close of business on the 90th day and not earlier than the close of business on the 120th day prior to the first anniversary of the date of mailing of our notice for the preceding year's annual meeting. In the event that the date of mailing of our notice of the annual meeting is advanced or delayed by more than 30 days from the anniversary date of the mailing of our notice for the preceding year's annual meeting, a shareholder's notice must be delivered to us not earlier than the 120th day prior to the mailing of notice of such annual meeting and not later than the close of business on the later of: (i) the 90th day prior to the date of mailing of the notice for such annual meeting, or (ii) the 10th day following the day on which we first make a public announcement of the date of mailing of our notice for such meeting. The public announcement of a postponement of the mailing of the notice for such annual meeting or of an adjournment or postponement of an annual meeting to a later date or time will not commence a new time period for the giving of a shareholder's notice. If the number of trustees to be elected to our board is increased and we make no public announcement of such action at least 130 days prior to the first anniversary of the date of mailing of notice for our preceding year's annual meeting, a shareholder's notice also will be considered timely, but only with respect to nominees for any new positions created by such increase, if the notice is delivered to our secretary at our principal office not later than the close of business on the 10th day immediately following the day on which such public announcement is made.

        For special meetings of shareholders, our bylaws require a shareholder who is nominating a person for election to our board at a special meeting at which trustees are to be elected to give notice of such nomination to our secretary at our principal office not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of: (i) the 90th day prior to such special meeting or (ii) the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the trustees to be elected at such meeting. The public announcement of a postponement or adjournment of a special meeting to a later date or time will not commence a new time period for the giving of a shareholder's notice as described above.

        Any notice from a shareholder of a nomination or a recommendation for nomination for election to our board of trustees or of a proposal of business to be transacted at a shareholder meeting must be in writing and include the following:

  •
  as to each person whom the shareholder proposes to nominate or recommends to be nominated for election or reelection as a trustee, (1) the nominee's or recommended nominee's name, age, business and residence addresses, (2) the class, series and number of shares of beneficial interest that are beneficially owned or owned of record by the nominee or recommended nominee, (3) the date the nominee's or recommended nominee's shares were acquired and the investment intent of such acquisition, (4) the record of all purchases and sales of our securities by the nominee or recommended nominee during the previous 12-month period, including the date of the transactions, the class, series and number of securities involved in the transactions and the consideration involved, and (5) all other information relating to the nominee or recommended nominee that is required to be disclosed in solicitations of proxies for election of trustees in an election contest (even if an election contest is not involved) or is otherwise required in each case pursuant to Regulation 14A or any successor provision under the Securities Exchange Act of 1934, as amended, or the Exchange Act, together with the nominee's or recommended nominee's written consent to being named in the proxy statement as a nominee and to serving as a trustee if elected;

  •
  as to any other business that the shareholder proposes to bring before the meeting, a description of the business, the reasons for proposing the business at the meeting and any material interest in the business of the shareholder and any "Shareholder Associated Person" (as defined below), including any anticipated benefit therefrom;

  •
  as to the shareholder giving the notice and any "Shareholder Associated Person", the class, series and number of shares which are owned of record by the shareholder and any "Shareholder Associated Person", and the class, series and number of, and the nominee holder for, shares owned beneficially but not of record by the shareholder and any "Shareholder Associated Person";

  •
  as to the shareholder giving the notice and any "Shareholder Associated Person", the name and address of the shareholder, as they appear on our share ledger and the current name and address, if different, of such "Shareholder Associated Person";

  •
  as to the shareholder giving the notice and any "Shareholder Associated Person", the record of all purchases and sales of our securities by the shareholder or "Shareholder Associated Person" during the previous 12-month period including the date of the transactions, the class, series and number of securities involved in the transactions and the consideration involved; and

  •
  to the extent known by the shareholder giving the notice, the name and address of any other shareholder supporting the nominee or recommended nominee for election or reelection or the proposal of other business on the date of the shareholder's notice.

        A "Shareholder Associated Person" of any shareholder shall mean (1) any person controlling, directly or indirectly, or acting in concert with, the shareholder, (2) any beneficial owner of shares of beneficial interest owned of record or beneficially by the shareholder and (3) any person controlling, controlled by or under common control with the shareholder or "Shareholder Associated Person".

Meetings of Shareholders

        Under our bylaws, our annual meeting of shareholders will take place within six months after the end of each fiscal year, unless a different date is set by the board. Meetings of shareholders may be called only by our board.

Liability and Indemnification of Trustees and Officers

        To the maximum extent permitted by Maryland law, our declaration of trust and bylaws include provisions limiting the liability of our present and former trustees and officers for money damages and obligating us to indemnify them against any claim or liability to which they may become subject by reason of their status or actions as our present or former trustees or officers. Our bylaws also obligate us to pay or reimburse the people described above for reasonable expenses in advance of final disposition of a proceeding.

        The laws relating to Maryland real estate investment trusts, or the Maryland REIT Law, permit a real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent permitted by the Maryland General Corporation Law, or the MGCL, for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers against judgments, penalties, fines, settlements and reasonable expenses incurred in connection with any proceeding to which they may be made, or are threatened to be made, a party by reason of their service in those capacities. However, a Maryland corporation is not permitted to provide this type of indemnification if the following is established:

  •
  the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

  •
  the director or officer actually received an improper personal benefit in money, property or services; or

  •
  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Additionally, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or in the right of that corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. The MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of the following:

  •
  a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation; and

  •
  a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that this standard of conduct was not met.

        We have also entered into indemnification agreements with our trustees and certain of our officers providing for procedures for indemnification by us to the fullest extent permitted by law and advancements by us of certain expenses and costs relating to claims, suits or proceedings arising from their service to us.

        The SEC has expressed the opinion that indemnification of trustees, officers or persons otherwise controlling a company for liabilities arising under the Securities Act of 1933, or the Securities Act, as amended, is against public policy and is therefore unenforceable.

Shareholder Liability

        Under the Maryland REIT Law, a shareholder is not personally liable for the obligations of a real estate investment trust solely as a result of his status as a shareholder. Our declaration of trust provides that no shareholder will be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to us by reason of being a shareholder. Despite these facts, our legal counsel has advised us that in some jurisdictions the possibility exists that shareholders of a trust entity such as ours may be held liable for acts or obligations of the trust. While we intend to conduct our business in a manner designed to minimize potential shareholder liability, we can give no assurance that you can avoid liability in all instances in all jurisdictions. Our trustees have not provided in the past and do not intend to provide insurance covering these risks to our shareholders.

Transactions with Affiliates

        Our declaration of trust allows us to enter into contracts and transactions of any kind with any person, including any of our trustees, officers, employees or agents or any person affiliated with them. Other than general legal principles applicable to self-dealing by fiduciaries, there are no prohibitions in our declaration of trust or bylaws which would prohibit dealings between us and our affiliates.

Voting by Shareholders

        Whenever shareholders are required or permitted to take any action by a vote, the action may only be taken by a vote at a shareholders meeting. Under our bylaws shareholders do not have the right to take any action by written consents instead of a vote at a shareholders meeting.

Restrictions on Transfer of Shares

        Our declaration of trust restricts the amount of shares that individual shareholders may own. These restrictions are intended to assist with REIT compliance under the Internal Revenue Code of 1986, as amended, and otherwise to promote our orderly governance. These restrictions do not apply to HRPT Properties Trust, Reit Management & Research LLC or their affiliates. All certificates evidencing our shares will bear a legend referring to these restrictions.

        Our declaration of trust provides that no person may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code of 1986, as amended, more than 9.8% of the number or value of our outstanding shares. Our declaration of trust also prohibits any person from beneficially or constructively owning shares if that ownership would result in us being closely held under Section 856(h) of the Internal Revenue Code of 1986, as amended, or would otherwise cause us to fail to qualify as a REIT.

        Our board of trustees, in its discretion, may exempt a proposed transferee from the share ownership limitation. So long as our board of trustees determines that it is in our best interest to qualify as a REIT, the board may not grant an exemption if the exemption would result in us failing to qualify as a REIT. In determining whether to grant an exemption, our board of trustees may consider, among other factors, the following:

  •
  the general reputation and moral character of the person requesting an exemption;

  •
  whether the person's ownership of shares would be direct or through ownership attribution;

  •
  whether the person's ownership of shares would adversely affect our ability to acquire additional properties; and

  •
  whether granting an exemption would adversely affect any of our existing contractual arrangements or business policies.

        In addition, our board of trustees may require rulings from the Internal Revenue Service, opinions of counsel, affidavits, undertakings or agreements it deems advisable in order to make the foregoing decisions.

        If a person attempts a transfer of our shares in violation of the ownership limitations described above, then that number of shares which would cause the violation will be automatically transferred to a charitable trust for the exclusive benefit of one or more charitable beneficiaries designated by us, or if the charitable trust would not be effective for any reason to prevent violation, then the transfer of these excess shares will be void ab initio. The prohibited owner will not acquire any rights in these excess shares, will not benefit economically from ownership of any excess shares, will have no rights to distributions and will not possess any rights to vote. This automatic transfer will be deemed to be effective as of the close of business on the business day prior to the date of the violative transfer.

        Within 20 days after receiving notice from us that its shares have been transferred to a charitable trust, the trustee will sell the shares held in the charitable trust to a person designated by the trustee whose ownership of the shares will not violate the ownership limitations set forth in our declaration of trust. Upon this sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited owner and to the charitable beneficiary as follows:

  •
  The prohibited owner will receive the lesser of:

  (1)
  the price paid by the prohibited owner for the shares or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the charitable trust, e.g., a gift, devise or other similar transaction, the market price of the shares on the day of the event causing the shares to be transferred to the charitable trust; and

  (2)
  the net price received by the trustee from the sale of the shares held in the charitable trust.

  •
  Any net sale proceeds in excess of the amount payable to the prohibited owner shall be paid to the charitable beneficiary.

        If, prior to our discovery that shares have been transferred to the charitable trust, a prohibited owner sells those shares, then:

    (1)
    those shares will be deemed to have been sold on behalf of the charitable trust; and

    (2)
    to the extent that the prohibited owner received an amount for those shares that exceeds the amount that the prohibited owner was entitled to receive from a sale by a trustee, the prohibited owner must pay the excess to the trustee upon demand.

        Also, shares held in the charitable trust will be offered for sale to us, or our designee, at a price per share equal to the lesser of:

    (1)
    the price per share in the transaction that resulted in the transfer to the charitable trust or, in the case of a devise or gift, the market price at the time of the devise or gift; and

    (2)
    the market price on the date we or our designee accepts the offer.

        We will have the right to accept the offer until the trustee has sold the shares held in the charitable trust. The net proceeds of the sale to us will be distributed similar to any other sale by a trustee.

        Every owner of 5% or more of all classes or series of our shares is required to give written notice to us within 30 days after the end of each taxable year stating the name and address of the owner, the number of shares of each class and series of our shares which the owner beneficially owns, and a description of the manner in which those shares are held. If the Internal Revenue Code of 1986, as amended, or applicable tax regulations specify a threshold below 5%, this notice provision will apply to those persons who own our shares of beneficial interest at the lower percentage. In addition, each shareholder is required to provide us upon demand with any additional information that we may request in order to determine our status as a REIT, to determine our compliance with the requirements of any taxing authority or government and to determine and ensure compliance with the foregoing share ownership limitations.

        The restrictions described above will not preclude the settlement of any transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system. Our declaration of trust provides, however, that the fact that the settlement of any transaction occurs will not negate the effect of any of the foregoing limitations and any transferee in this kind of transaction will be subject to all of the provisions and limitations described above.

Business Combinations

        The MGCL contains a provision which regulates business combinations with interested shareholders. This provision applies to Maryland real estate investment trusts like us. Under the MGCL, business combinations such as mergers, consolidations, share exchanges and the like between a Maryland real estate investment trust and an interested shareholder or an affiliate of an interested shareholder are prohibited for five years after the most recent date on which the shareholder becomes an interested shareholder. Under the MGCL the following persons are deemed to be interested shareholders:

  •
  any person who beneficially owns 10% or more of the voting power of the trust's shares; or

  •
  an affiliate or associate of the trust who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting shares of the trust.

        After the five-year prohibition period has ended, a business combination between a trust and an interested shareholder must be recommended by the board of trustees of the trust and must receive the following shareholder approvals:

  •
  the affirmative vote of at least 80% of the votes entitled to be cast; and

  •
  the affirmative vote of at least two-thirds of the votes entitled to be cast by holders of shares other than shares held by the interested shareholder with whom or with whose affiliate or associate the business combination is to be effected or held by an affiliate or associate of the interested shareholder.

The shareholder approvals discussed above are not required if the trust's shareholders receive the minimum price set forth in the MGCL for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for its shares.

        The foregoing provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the board of the trust prior to the time that the interested shareholder becomes an interested shareholder. A person is not an interested shareholder under the MGCL if the board approved in advance the transaction by which the person otherwise would have become an interested shareholder. The board may provide that its approval is subject to compliance with any terms and conditions determined by the board. Our board of trustees has adopted a resolution that any business combination between us and any other person is exempted from the provisions of the MGCL described in the preceding paragraphs, provided that the business combination is first approved by the board of trustees, including the approval of a majority of the members of the board of trustees who are not affiliates or associates of the acquiring person. This resolution, however, may be altered or repealed in whole or in part at any time.

Control Share Acquisitions

        The MGCL contains a provision which regulates control share acquisitions. This provision also applies to Maryland real estate investment trusts. The MGCL provides that control shares of a Maryland real estate investment trust acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by trustees who are employees of the trust are excluded from shares entitled to vote on the matter. Control shares are voting shares which, if aggregated with all other shares owned by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing trustees within one of the following ranges of voting power:

  •
  one-tenth or more but less than one-third;

  •
  one-third or more but less than a majority; or

  •
  a majority or more of all voting power.

        Control shares do not include shares which the acquiring person is entitled to vote as a result of having previously obtained shareholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

        A person who has made or proposes to make a control share acquisition may compel the board of trustees to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the trust may itself present the question at any shareholders meeting.

        If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the MGCL, then the trust may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the trust to redeem control shares is subject to conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of shareholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a shareholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

        The control share acquisition statute of the MGCL does not apply to the following:

  •
  shares acquired in a merger, consolidation or share exchange if the trust is a party to the transaction; or

  •
  acquisitions approved or exempted by a provision in the declaration of trust or bylaws of the trust adopted before the acquisition of shares.

        Our bylaws contain a provision exempting from the control share statute of the MGCL any and all acquisitions by any person of our shares. This provision may be amended or eliminated at any time in the future.

Rights Plan

        In March 2004, our board adopted a shareholders' rights plan which provides for the distribution of one junior participating preferred share purchase right for each common share. Each right entitles the holder to buy 1/1,000th of a junior participating preferred share (or in certain circumstances, to receive cash, property, common shares or our other securities) at an exercise price of $35 per 1/1,000th of a junior participating preferred share. The preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption of the junior participating preferred shares are summarized above under "Junior Participating Preferred Shares."

        Initially, the rights are attached to common shares. The rights will separate from the common shares upon a rights distribution date which is the earlier of (1) 10 business days following a public announcement by us that a person or group of persons beneficial ownership of 10% or more of the outstanding common shares or (2) 10 business days following the commencement of a tender offer or exchange offer that would result in a person acquiring beneficial ownership of 10% or more of the outstanding common shares. In each instance, the trustees may determine that the distribution date will be a date later than 10 days following the triggering event.

        Until they become exercisable, the rights will be evidenced by the certificates, if any, for common shares and will be transferred with and only with such common shares. The surrender for transfer of any certificates for common shares outstanding will also constitute the transfer of the rights associated with the common shares evidenced by such certificates.

        The rights are not exercisable until a rights distribution date and, under the renewed plan, will expire at the close of business on April 10, 2014, unless earlier redeemed or exchanged by us as described below. Until a right is exercised, the holder thereof, as such, has no rights as a shareholder of us including, without limitation, the right to vote or to receive dividends.

        Upon the occurrence of a "flip-in event", each holder of a right will have the ability to exercise it for a number of common shares (or, in certain circumstances, other property) having a current market price equal to two times the exercise price of the right. Notwithstanding the foregoing, following the occurrence of a "flip-in event", all rights that are, or were held by beneficial owners of 10% or more of our common shares will be void in several circumstances described in the rights agreement. Rights will not be exercisable following the occurrence of any "flip-in event" until the rights are no longer redeemable by us as set forth below. A "flip-in event" occurs when a person or group of persons acquires more than 10% of the beneficial ownership of the outstanding common shares pursuant to any transaction other than a tender or exchange offer for all outstanding common shares on terms which a majority of our outside trustees determine to be fair to and otherwise in the best interests of us and our shareholders.

        A "flip-over event" occurs when, at any time on or after the announcement of a share acquisition which will result in a person becoming the beneficial owner of more than 10% of our outstanding common shares, we take part in a merger or other business combination transaction (other than certain mergers that follow a fair offer) in which we are not the surviving entity or the common shares are changed or exchanged or 50% or more of our assets or earning power is sold or transferred. Upon the occurrence of a "flip-over event" each holder of a right (except rights which previously have been voided, as set forth above) will have the option to exchange their right for a number of shares of common stock of the acquiring company having a current market price equal to two times the exercise price of the right.

        The purchase price and the number of junior participating preferred shares issuable upon exercise of the rights are subject to adjustment from time to time to prevent dilution. With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments amount to at least

1% of the purchase price. We will make a cash payment in lieu of any fractional shares resulting from the exercise of any right. We have 10 days from the date of an announcement of a share acquisition which will result in a person becoming the beneficial owner of more than 10% of our outstanding common shares to redeem the rights in whole, but not in part, at a price of $.01 per right, payable, at our option in cash, common shares or other consideration as our board may determine. Immediately upon the effectiveness of the action of our board ordering redemption of the rights, the rights will terminate and the only right of the holders of rights will be to receive the redemption price.

        The terms of the rights may be amended by our board prior to the distribution date. After the distribution date, the provisions of the rights agreement may be amended by our board only in order to:

  •
  cure ambiguities, defects or inconsistencies;

  •
  make changes which do not adversely affect the interests of holders of rights (other than the rights of a person that has obtained beneficial ownership of more than 10% of our outstanding shares and certain other related parties); or

  •
  to shorten or lengthen any time period under the rights agreement.

        However, no amendment to lengthen the time period governing redemption is permitted to be made at such time as the rights are not redeemable.

Amendment to our Declaration of Trust, Dissolution and Mergers

        Under the Maryland REIT Law, a real estate investment trust generally cannot dissolve, amend its declaration of trust or merge, unless these actions are approved by at least two-thirds of all shares entitled to be cast on the matter. The Maryland REIT Law allows a trust's declaration of trust to set a lower percentage, so long as the percentage is not less than a majority. Our declaration of trust provides for approval of any of the foregoing actions by a majority of shares entitled to vote on these actions provided the action in question has been approved by our board of trustees. Our declaration of trust further provides that if permitted in the future by Maryland law, the majority required to approve any of the foregoing actions will be the majority of shares voted. Under the Maryland REIT Law, a declaration of trust may permit the trustees by a two-thirds vote to amend the declaration of trust from time to time to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended, or the Maryland REIT Law without the affirmative vote or written consent of the shareholders. Our declaration of trust permits this type of action by our board. Our declaration of trust also permits our board to effect changes in our unissued shares, as described more fully above, and to change our name without shareholder approval, and provides that, to the extent permitted in the future by Maryland law, our board may amend any other provision of our declaration of trust without shareholder approval. The Maryland REIT Law provides that a majority of our entire board, without action by the shareholders, may amend our declaration of trust to change our name or to change the name or other designation or the par value of any class or series of our shares and the aggregate par value of our shares.

Anti-Takeover Effect of Maryland Law and of our Declaration of Trust and Bylaws

        The following provisions in our declaration of trust and bylaws and in Maryland law could delay or prevent a change in our control:

  •
  the limitation on ownership and acquisition of more than 9.8% of our shares;

  •
  the classification of our board into classes and the election of each class for three-year staggered terms;

  •
  the requirement of a two-thirds majority vote of shareholders for removal of our trustees;

  •
  the facts that the number of our trustees may be fixed only by vote of our board of trustees, that a vacancy on our board of trustees may be filled only by the affirmative vote of a majority of our remaining trustees and that our shareholders are not entitled to act without a meeting;

  •
  the provision that only our board may call meetings of shareholders;

  •
  the advance notice requirements for shareholder nominations for trustees and other proposals;

  •
  the control share acquisition provisions of the MGCL, if the applicable provision in our bylaws is rescinded;

  •
  the business combination provisions of the MGCL, if the applicable resolution of our board is rescinded or if our board's approval of a combination is not obtained; and

  •
  the power of our board to authorize and to cause us to issue additional shares, including additional classes of shares with rights defined at the time of issuance, without shareholder approval.

PLAN OF DISTRIBUTION

        We and/or the SNH Capital Trusts may sell the offered securities (a) through underwriters or dealers, (b) directly to purchasers, including our affiliates, (c) through agents or (d) through a combination of any of these methods. The prospectus supplement will include the following information:

  •
  the terms of the offering;

  •
  the names of any underwriters or agents;

  •
  the name or names of any managing underwriter or underwriters;

  •
  the purchase price of the securities;

  •
  the net proceeds from the sale of the securities;

  •
  any delayed delivery arrangements;

  •
  any underwriting discounts, commissions and other items constituting underwriters' compensation;

  •
  any initial public offering price;

  •
  any discounts or concessions allowed or reallowed or paid to dealers; and

  •
  any commissions paid to agents.

        In compliance with NASD guidelines, the maximum commission or discount to be received by any NASD member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus or any applicable prospectus supplement.

Sale Through Underwriters or Dealers

        If underwriters are used in the sale, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

        In order to facilitate the offering of securities, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the securities for their account. In addition, to cover over-allotments or to stabilize the price of the shares, the underwriters may bid for, and purchase, shares in the open market. Finally, an underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed shares in transactions to cover syndicate short positions, in stabilization transactions, or otherwise. Any of these activities may stabilize or maintain the market price of the offered securities above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

        Some or all of the securities that we or the SNH Capital Trusts offer though this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we or the SNH Capital Trusts sell securities for public offering and sale may make a market in those securities, but they will not be obligated to and they may discontinue any market making at any time without notice. Accordingly, neither we nor the SNH Capital Trusts can assure you of the liquidity of, or continued trading markets for, any securities offered pursuant to this prospectus.

        If dealers are used in the sale of securities, we and/or the SNH Capital Trusts will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. We and/or the SNH Capital Trusts will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

        We and/or the SNH Capital Trusts may sell the securities directly. In this case, no underwriters or agents would be involved. We and/or the SNH Capital Trusts may also sell the securities through agents designated from time to time. In the prospectus supplement, we and/or the SNH Capital Trusts will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we and/or the SNH Capital Trusts inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

        We and/or the SNH Capital Trusts may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended, with respect to any sale of those securities. We and/or the SNH Capital Trusts will describe the terms of any such sales in the prospectus supplement.

Delayed Delivery Contracts

        If we and/or the SNH Capital Trusts so indicate in the prospectus supplement, we and/or the SNH Capital Trusts may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

        We and/or the SNH Capital Trusts may have agreements with the agents, dealers and underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

        Each underwriter, dealer and agent participating in the distribution of any of the securities that are issuable in bearer form will agree that it will not offer, sell or deliver, directly or indirectly, securities in bearer form in the United States or to United States persons, other than qualifying financial institutions, during the restricted period, as defined in United States Treasury Regulations Section 1.163-5(c)(2)(i)(D)(7).

VALIDITY OF THE OFFERED SECURITIES

        Sullivan & Worcester LLP, as to certain matters of New York law, and Venable LLP, as to certain matters of Maryland law, will pass upon the validity of the offered securities for us. Sullivan & Worcester LLP and Venable LLP represent Five Star Quality Care, Inc. and certain of its affiliates on various matters. Sullivan & Worcester LLP also represents Reit Management & Research LLC, our manager, and certain of its affiliates on various matters.

EXPERTS

        The consolidated financial statements of Senior Housing Properties Trust appearing in Senior Housing Properties Trust's Annual Report (Form 10-K) for the year ended December 31, 2005 (including the schedule appearing therein), and Senior Housing Properties Trust management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management's assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of those documents upon payment of a duplicating fee to the SEC. This prospectus is part of a registration statement and does not contain all of the information set forth in the registration statement. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. You can review our SEC filings and the registration statement by accessing the SEC's Internet site at www.sec.gov or by accessing our internet site at www.snhreit.com. Website addresses are included in this prospectus as textual references only and the information in such websites is not incorporated by reference into this prospectus or related registration statement.

        Our common shares are traded on the NYSE under the symbol "SNH," and you can review similar information concerning us at the office of the NYSE at 20 Broad Street, New York, New York 10005.

DOCUMENTS INCORPORATED BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Statements in this prospectus regarding the contents of any contract or other document may not be complete. You should refer to the copy of the contract or other document filed as an exhibit to the registration statement.

Later information filed with the SEC will update and supersede information we have included or incorporated by reference in this prospectus.

        We incorporate by reference the documents listed below and any filings made after the date of the initial filing of the registration statement of which this prospectus is a part made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the offering of the securities made by this prospectus is completed or terminated:

  •
  our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed on March 13, 2006;

  •
  our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2006, filed on May 3, 2006;

  •
  our Current Reports on Form 8-K dated January 18, 2006, March 21, 2006 and May 9, 2006;

  •
  the description of our common shares contained in our registration statement on Form 8-A dated September 21, 1999; and

  •
  the description of our junior participating preferred shares contained in our registration statement on Form 8-A dated March 18, 2004.

        We will provide you with a copy of the information we have incorporated by reference, excluding exhibits other than those which we specifically incorporate by reference in this prospectus. You may obtain this information at no cost by writing or telephoning us at: 400 Centre Street, Newton, Massachusetts, 02458, (617) 796-8350, Attention: Investor Relations.

        THE ARTICLES OF AMENDMENT AND RESTATEMENT OF THE DECLARATION OF TRUST ESTABLISHING SENIOR HOUSING PROPERTIES TRUST, DATED SEPTEMBER 20, 1999, A COPY OF WHICH, TOGETHER WITH ALL AMENDMENTS AND SUPPLEMENTS THERETO, IS DULY FILED IN THE OFFICE OF THE STATE DEPARTMENT OF ASSESSMENTS AND TAXATION OF MARYLAND, PROVIDES THAT THE NAME "SENIOR HOUSING PROPERTIES TRUST" REFERS TO THE TRUSTEES UNDER THE DECLARATION OF TRUST, AS SO AMENDED AND SUPPLEMENTED, COLLECTIVELY AS TRUSTEES, BUT NOT INDIVIDUALLY OR PERSONALLY, AND THAT NO TRUSTEE, OFFICER, SHAREHOLDER, EMPLOYEE OR AGENT OF SENIOR HOUSING PROPERTIES TRUST SHALL BE HELD TO ANY PERSONAL LIABILITY, JOINTLY OR SEVERALLY, FOR ANY OBLIGATION OF, OR CLAIM AGAINST, SENIOR HOUSING PROPERTIES TRUST. ALL PERSONS DEALING WITH SENIOR HOUSING PROPERTIES TRUST, IN ANY WAY, SHALL LOOK ONLY TO THE ASSETS OF SENIOR HOUSING PROPERTIES TRUST FOR THE PAYMENT OF ANY SUM OR THE PERFORMANCE OF ANY OBLIGATION.